Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CAPE BANCORP, INC.,

CAPE SAVINGS BANK

AND

BOARDWALK BANCORP, INC. AND

BOARDWALK BANK

JULY 26, 2007

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS	1
1.1.	Certain Definitions	1
ARTICLE II	THE MERGER	9
2.1.	Merger	9
2.2.	Effective Time	9
2.3.	Articles of Incorporation and Bylaws	10
2.4.	Directors and Officers of Surviving Corporation	10
2.5.	Additional Directors of Cape Bancorp and Cape Savings	10
2.6.	Effects of the Merger	10
2.7.	Tax Consequences	10
2.8.	Possible Alternative Structures	11
2.9.	The Conversion	11
2.10.	Additional Actions	12
ARTICLE III	CONVERSION OF SHARES	12
3.1.	Conversion of Boardwalk Bancorp Common Stock; Merger Consideration	12
3.2.	Election Procedures	13
3.3.	Procedures for Exchange of Boardwalk Bancorp Common Stock	16
3.4.	Reservation of Shares	19
3.5.	Treatment of Boardwalk Bancorp Options	19
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF
	BOARDWALK BANCORP AND BOARDWALK BANK	20
4.1.	Organization	20
4.2.	Capitalization	21
4.3.	Authority; No Violation	21
4.4.	Consents	22
4.5.	Financial Statements and Regulatory Reports	23
4.6.	Taxes	24
4.7.	No Material Adverse Effect	24
4.8.	Material Contracts; Leases; Defaults	24
4.9.	Ownership of Property; Insurance Coverage	26
4.10.	Legal Proceedings	27
4.11.	Compliance With Applicable Law	27
4.12.	Employee Benefit Plans	28
4.13.	Brokers, Finders and Financial Advisors	31
4.14.	Environmental Matters	31
4.15.	Loan Portfolio	32
4.16.	Related Party Transactions	34
4.17.	Schedule of Termination Benefits	34
4.18.	Deposits	34
4.19.	Antitakeover Provisions Inapplicable; Required Vote of Stockholders	34
4.20.	Registration Obligations	35
4.21.	Risk Management Instruments	35
4.22.	Fairness Opinion	35

(i)

4.23.	Trust Accounts	35
4.24.	Internal Controls	35
4.25.	Securities Documents	36
4.26.	Intellectual Property	36
4.27.	Regulatory Capital	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF CAPE BANCORP AND CAPE SAVINGS	36
5.1.	Organization	37
5.2.	Capitalization	38
5.3.	Authority; No Violation	38
5.4.	Consents	39
5.5.	Financial Statements and Regulatory Reports	39
5.6.	Taxes	40
5.7.	No Material Adverse Effect	41
5.8.	Ownership of Property; Insurance Coverage	41
5.9.	Legal Proceedings	41
5.10.	Compliance With Applicable Law	42
5.11.	Employee Benefit Plans	43
5.12.	Environmental Matters	45
5.13.	Loan Portfolio	46
5.14.	Deposits	47
5.15.	Risk Management Instruments	47
5.16.	Brokers, Finders and Financial Advisors	47
5.17.	Related Party Transaction	47
5.18.	Antitakeover Provisions	47
5.19.	Trust Accounts	48
5.20.	Cape Bancorp Common Stock	48
5.21.	Material Contracts	48
5.22.	Intellectual Property	48
5.23.	Regulatory Capital	48
5.24.	Internal Controls	49
ARTICLE VI	COVENANTS OF BOARDWALK BANCORP AND BOARDWALK BANK	49
6.1.	Conduct of Business	49
6.2.	Current Information	52
6.3.	Access to Properties and Records	53
6.4.	Financial and Other Statements	54
6.5.	Maintenance of Insurance	54
6.6.	Disclosure Supplements	54
6.7.	Consents and Approvals of Third Parties	55
6.8.	All Reasonable Efforts	55
6.9.	Failure to Fulfill Conditions	55
6.10.	Acquisition Proposals	55
6.11.	Reserves and Merger-Related Costs	56
6.12.	Board of Directors and Committee Meetings	57
6.13.	Prohibition on Solicitation of Employees	57

(ii)

ARTICLE VII	COVENANTS OF CAPE BANCORP AND CAPE SAVINGS	57
7.1.	Conduct of Business	57
7.2.	Current Information	58
7.3.	Regulatory Applications	58
7.4.	Disclosure Supplements	59
7.5.	Consents and Approvals of Third Parties	59
7.6.	All Reasonable Efforts	59
7.7.	Failure to Fulfill Conditions	59
7.8.	Employee Benefits	59
7.9.	Directors and Officers Indemnification and Insurance	61
7.10.	Stock Listing	63
7.11.	Maintenance of Insurance	63
7.12.	Access to Properties and Records	63
7.13.	Prohibition on Solicitation of Employees	64
7.14.	Articles of Incorporation and Bylaws	64
ARTICLE VIII	REGULATORY AND OTHER MATTERS	64
8.1.	Boardwalk Bancorp Stockholders Meeting	64
8.2.	Proxy Statement-Prospectus	65
8.3.	The Conversion	66
8.4.	Regulatory Approvals	68
8.5.	Affiliates	68
ARTICLE IX	CLOSING CONDITIONS	69
9.1.	Conditions to Each Party’s Obligations under this Agreement	69
9.2.	Conditions to the Obligations of Cape Savings under this Agreement	71
9.3.	Conditions to the Obligations of Boardwalk Bancorp under this Agreement	72
ARTICLE X	THE CLOSING	73
10.1.	Time and Place	73
10.2.	Deliveries at the Pre-Closing and the Closing	74
ARTICLE XI	TERMINATION, AMENDMENT AND WAIVER	74
11.1.	Termination	74
11.2.	Effect of Termination	76
11.3.	Amendment, Extension and Waiver	77
ARTICLE XII	MISCELLANEOUS	77
12.1.	Expenses	77
12.2.	Confidentiality	78
12.3.	Public Announcements	78
12.4.	Survival	78
12.5.	Notices	79
12.6.	Parties in Interest	79
12.7.	Complete Agreement	80
12.8.	Counterparts	80
12.9.	Severability	80
12.10.	Governing Law	80
12.11.	Interpretation	80
12.12.	Specific Performance	81

(iii)

Exhibit A	Form of Voting Agreement

Exhibit B	Affiliates Agreement

Exhibit C	Bank Merger Agreement

(iv)

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), is dated as of July 26, 2007, by and among CAPE SAVINGS BANK, a New Jersey-chartered mutual savings bank (“Cape Savings”), CAPE BANCORP, INC., a Maryland corporation in formation (“Cape Bancorp”) and BOARDWALK BANCORP, INC., a New Jersey corporation (“Boardwalk Bancorp”), and its wholly owned subsidiary, BOARDWALK BANK, a New Jersey state bank.

WHEREAS, the Board of Directors of each of the parties has approved this Agreement and (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective parties, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with their respective business strategies;

WHEREAS, in connection with the transactions described in this Agreement, Cape Savings will convert from the mutual form of organization to the capital stock form of organization, and in connection with such Conversion, Cape Bancorp will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Appraised Value Range” means the range of the estimated consolidated pro forma market value of Cape Bancorp upon consummation of the Conversion and the Merger, as determined by the Independent Valuation.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” shall mean the merger of Boardwalk Bank with and into Cape Savings, with Cape Savings as the surviving institution, which merger shall occur following the Merger.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FDIC, the OTS, the NJDOBI, and the FRB, which regulates Cape Savings or Boardwalk Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“Boardwalk Bank” shall mean Boardwalk Bank, a New Jersey-chartered bank, with its principal offices located at 201 Shore Road, Linwood, New Jersey 08221, which is a wholly owned subsidiary of Boardwalk Bancorp.

“Boardwalk Bancorp” shall mean Boardwalk Bancorp, Inc., a New Jersey corporation, with its principal offices located at 201 Shore Road, Linwood, New Jersey 08221.

“Boardwalk Bancorp Common Stock” shall mean the common stock, par value $5.00 per share, of Boardwalk Bancorp.

“Boardwalk Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1.

“BOARDWALK BANCORP DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Boardwalk Bancorp to Cape Bancorp specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters described therein.

“Boardwalk Bancorp Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Boardwalk Bancorp as of December 31, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and comprehensive income (loss), and cash flows (including related notes and schedules, if any) of Boardwalk Bancorp for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in Boardwalk Bancorp’s annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of Boardwalk Bancorp as of the end of each calendar quarter following December 31, 2006 and for the periods then ended, as filed by Boardwalk Bancorp in its Securities Documents.

“Boardwalk Bancorp Option” shall mean an option to purchase shares of Boardwalk Bancorp Common Stock granted pursuant to the Boardwalk Bancorp Stock Option Plans and outstanding as of the date hereof, as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 3.5.

“Boardwalk Bancorp Regulatory Reports” means the Call Reports of Boardwalk Bank and accompanying schedules, as filed with the FDIC and NJDOBI, for each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date, and all Reports filed with the FRB by Boardwalk Bancorp from December 31, 2005 through the Closing Date.

“Boardwalk Bancorp Stockholders Meeting” means the meeting of stockholders of Boardwalk Bancorp to be held for the purpose of considering and approving this Agreement and the Merger.

“Boardwalk Bancorp Stock Option Plans” means the Boardwalk Bank 2000 Director Stock Option Plan, the Boardwalk Bank 2000 Stock Option Plan, and the Boardwalk Bancorp 2006 Stock Incentive Plan.

“Boardwalk Bancorp Stock Benefit Plans” shall mean the Boardwalk Bancorp Stock Option Plans and the Boardwalk Bancorp, Inc. Employee Stock Purchase Plan, and any and all amendments thereto.

“Boardwalk Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Boardwalk Bancorp or Boardwalk Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Boardwalk Bank.

“Cape Bancorp” shall mean Cape Bancorp, Inc., a Maryland corporation in formation with its principal executive offices located at 225 North Main Street, Cape May Court House, New Jersey 08201, which was organized in connection with the Conversion.

“Cape Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of Cape Bancorp that will be issued in the Offering and the Merger.

“CAPE BANCORP DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Cape Bancorp to Boardwalk Bancorp specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Cape Savings” shall mean Cape Savings Bank, a New Jersey chartered savings bank, with its principal offices located at 225 North Main Street, Cape May Court House, New Jersey 08201, and shall include Cape Savings Bank in either mutual or stock form.

“Cape Savings Compensation and Benefit Plans” shall have the meaning set forth in Section 5.11.

“Cape Savings Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Cape Savings as of December 31, 2006 and 2005 and the consolidated statements of income, changes in equity and cash flows (including related notes and schedules, if any) of Cape Savings for each of the two years ended December 31, 2006 and 2005, and (ii) the unaudited interim consolidated financial statements of Cape Savings as of the end of each quarter following December 31, 2006, and for the periods then ended.

“Cape Savings Regulatory Reports” means the Call Reports of Cape Savings and accompanying schedules, as filed with the FDIC and NJDOBI, for each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date.

“Cape Savings Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Cape Savings or any Affiliate, except any corporation the stock of which is held in the ordinary course of the lending activities of Cape Savings.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean certificates evidencing shares of Boardwalk Bancorp Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1.

“Conversion” shall mean the conversion from mutual to stock form of Cape Savings, pursuant to the Plan of Conversion adopted by Cape Savings.

“Conversion Offering” shall mean the offering, in connection with the Conversion, of shares of Cape Bancorp Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

“Conversion Price Per Share” shall have the meaning set forth in Section 2.9.

“Conversion Prospectus” shall mean a prospectus issued by Cape Bancorp in connection with the Offering, that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.

“Conversion Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Cape Bancorp Common Stock to be offered and issued in connection with the Offering. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Cape Bancorp Common Stock to be offered and issued in connection with the Offering and to be offered to holders of Boardwalk Bancorp Common Stock in connection with the Merger.

“Depositor(s)” shall mean a former or current depositor of Cape Savings that under the Plan of Conversion is given, as indicated by the context, the priority opportunity to purchase Cape Bancorp Common Stock in the Conversion Offering or the opportunity to vote on the Plan of Conversion.

“DIF” shall mean the Deposit Insurance Fund as administered by the FDIC.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Cape Bancorp, and reasonably acceptable to Boardwalk Bancorp, which shall act as agent for Cape Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean Generally Accepted Accounting Principles, consistently applied and as in effect from time to time in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Independent Valuation” shall mean the appraised pro forma market value of the Cape Bancorp Common Stock issued in the Conversion, and any updates, as determined by an independent appraiser.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known after inquiry reasonable in the circumstances, by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Cape Bancorp or Cape Savings or Boardwalk Bancorp or Boardwalk Bank, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Cape Bancorp, Cape Savings and their Subsidiaries taken as a whole, or Boardwalk Bancorp, Boardwalk Bank and their Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Boardwalk Bancorp or Boardwalk Bank, on the one hand, or Cape Bancorp and Cape Savings, on the other hand, to perform their obligations under this Agreement; provided, however, that in determining whether a “Material Adverse Effect” has occurred, there shall be excluded any effect resulting from or attributable to (a) changes in laws, rules or regulations, or published interpretations thereof by courts or governmental authorities, affecting financial institutions and their holding companies generally, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) this Agreement (including the announcement thereof) or the transactions contemplated hereby and the effects of compliance with this Agreement on the operating performance of the parties including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any militaristic or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided that such changes do not disproportionately affect Boardwalk Bancorp or Boardwalk Bank, on the one hand, compared to Cape Bancorp and Cape Savings, on the other hand, or vice versa, as the case may be, (f) changes in general economic conditions or interest rates or any other events, conditions or trends affecting financial institutions and their holding companies generally, provided that such changes, events, conditions or trends do not disproportionately affect Boardwalk Bancorp or Boardwalk Bank, on the one hand, compared to Cape Bancorp and Cape Savings, on the other hand, or vice versa, as the case may be, (g) with respect to Boardwalk Bancorp, the effects of the balance sheet restructuring effected during the quarter ended March 31, 2007 as disclosed in Boardwalk Bancorp’s Securities Documents, and, provided further, that a decrease in the trading or market price of Boardwalk Bancorp Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Boardwalk Bancorp with and into Cape Bancorp (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or Cape Bancorp Common Stock, or combination thereof, to be paid by Cape Bancorp for each share of Boardwalk Bancorp Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Cape Bancorp Common Stock to be offered to holders of Boardwalk Bancorp Common Stock in connection with the Merger. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Cape Bancorp Common Stock to be offered and sold in connection with the Offering and to be offered to holders of Boardwalk Bancorp Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NJBCA” shall mean the New Jersey Business Corporation Act, as amended.

“NJDOBI” shall mean the New Jersey Department of Banking and Insurance.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Offering” shall mean the Conversion Offering.

“Option Payment” shall have the meaning set forth in Section 3.5.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Plan of Conversion” shall mean the Plan of Conversion and Reorganization pursuant to which Cape Savings will convert from the mutual form of organization to the capital stock form of organization.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Pre-Closing Date” shall be the date on which the Pre-Closing occurs.

“Proxy Statement-Prospectus” shall mean the proxy statement/prospectus, as amended or supplemented, to be delivered to stockholders of Boardwalk Bancorp in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the Cape Bancorp Common Stock to them as Merger Consideration. The Proxy Statement-Prospectus may be combined with the Conversion Prospectus delivered to offerees in the Conversion Offering.

“Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“Representative” shall have the meaning set forth in Section 3.2.2

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Stock Exchange” shall mean The Nasdaq Stock Market, LLC.

“Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Termination Date” shall mean June 30, 2008.

Other terms used herein are defined in the preamble or elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.	Merger.

As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) Boardwalk Bancorp shall merge with and into Cape Bancorp, or a to-be-formed subsidiary of Cape Bancorp, with Cape Bancorp (or the subsidiary) as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Boardwalk Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Boardwalk Bancorp shall be vested in and assumed by Cape Bancorp. As part of the Merger, each share of Boardwalk Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. Immediately after the Merger, Boardwalk Bank shall merge with and into Cape Savings, with Cape Savings as the resulting institution under the name “Cape Bank,” (or such other name as determined by the Board of Directors of Cape Savings) which name shall be effective at the time of the consummation of the Bank Merger.

2.2.	Effective Time.

The Merger shall be effected by the filing of a certificate of merger with the New Jersey Office of the Secretary of State in accordance with the NJBCA, and the filing of articles of merger with the Maryland Department of Assessments and Taxation in accordance with the MGCL, on the day of the closing (the “Closing Date”) provided for in Article X (the “Closing”). The “Effective Time” means the date and time upon which the certificate of merger is filed with the New Jersey Office of the Secretary of State and the articles of merger are filed with the Maryland Department of Assessments and Taxation. The Closing of the Merger shall immediately follow the closing of the Offering and completion of the Conversion.

2.3.	Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of Cape Bancorp as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law. A copy of the Articles of Incorporation and Bylaws of Cape Bancorp, substantially to be in effect on the Closing Date, are included in CAPE BANCORP DISCLOSURE SCHEDULE 2.3.

2.4.	Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of Cape Bancorp immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Cape Bancorp immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.	Additional Directors of Cape Bancorp and Cape Savings.

Each of the directors of Cape Bancorp and Cape Savings immediately prior to the Effective Time shall continue as directors of Cape Bancorp and Cape Savings immediately after the Effective Time. Prior to the Effective Time, but effective conditioned upon Closing, Cape Bancorp and Cape Savings shall increase the size of their respective boards of directors (the “Boards”) by three directors so that upon such increase, (i) each Board shall consist of ten directors and (ii) each Board shall appoint as directors to fill the three resulting vacancies Michael D. Devlin, Agostino R. Fabietti and Thomas K. Ritter (collectively, the “Boardwalk Bancorp Designees”). Mr. Ritter shall serve as a director in the class of directors whose term expires in 2010, Mr. Devlin shall serve as a director in the class of directors whose term expires in 2009 and Mr. Fabietti shall serve as a director in the class of directors whose term expires in 2008. Subject to their fiduciary duties, each Board shall take all action necessary to appoint each of Messrs. Fabietti and Devlin to their respective Board for a three-year term following the expiration of their terms listed above. If any Boardwalk Bancorp Designee shall be unable or unwilling to serve as a nominee or a director for any reason either prior to his appointment as a director or during his term of office, then the remaining Boardwalk Bancorp Designees shall be entitled to designate another person acceptable to a majority of the members of the respective Boards, and any such person shall become a “Boardwalk Bancorp Designee” for all purposes under this Agreement.

2.6.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the NJBCA and MGCL.

2.7.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Cape Bancorp, Cape Savings, Boardwalk Bancorp nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Cape Bancorp, Cape Savings and Boardwalk Bancorp each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion, such delivery conditioned on the accuracy of the relevant facts as of the date of delivery.

2.8.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Cape Savings or Cape Bancorp shall be entitled to revise the structure of the Merger, the Bank Merger or the Conversion, provided that (i) there are no adverse Federal or state income tax consequences to Boardwalk Bancorp stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Boardwalk Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure and, in the case of revision to the structure of the Conversion, the pro forma capitalization of Cape Bancorp shall not be materially different than that contemplated by the Conversion Prospectus; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. Each of Cape Bancorp, Cape Savings, Boardwalk Bancorp and Boardwalk Bank agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure. Notwithstanding the foregoing, as a matter of clarification, this Section 2.8 shall not be deemed to permit Cape Savings and Cape Bancorp to revise the structure of any of the transactions contemplated by this Agreement to provide for a mutual holding company structure without the prior written consent of Boardwalk Bancorp, which consent may be withheld in its sole discretion.

2.9.	The Conversion.

Contemporaneous with the adoption of this Agreement, the Board of Directors of Cape Savings is adopting a Plan of Conversion for Cape Savings to convert to the capital stock form of organization. Cape Bancorp is being organized to act as the holding company for Cape Savings, and to offer for sale shares of common stock to Depositors in the Conversion, based on the Independent Valuation. The price per share of the shares of Cape Bancorp Common Stock to be issued in the Conversion is referred to as the “Conversion Price Per Share.” The Conversion Price Per Share is expected to be $10.00. The shares of Cape Bancorp Common Stock to be issued in connection with the Merger may be either shares unsubscribed for in the Conversion Offering, or if such shares are unavailable, authorized but unissued shares of Cape Bancorp Common Stock, which shares shall be issued immediately following completion of the Conversion.

2.10.	Additional Actions.

If, at any time after the Effective Time, Cape Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Cape Bancorp or Cape Savings its right, title or interest in, to or under any of the rights, properties or assets of Boardwalk Bancorp or Boardwalk Bank, or (ii) otherwise carry out the purposes of this Agreement, Boardwalk Bancorp shall be deemed to have granted to Cape Bancorp an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Cape Bancorp its right, title or interest in, to or under any of the rights, properties or assets of Boardwalk Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Cape Bancorp are authorized in the name of Boardwalk Bancorp or Boardwalk Bank or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1.	Conversion of Boardwalk Bancorp Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Cape Bancorp, Boardwalk Bancorp or the holders of any of the shares of Boardwalk Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. All shares of Boardwalk Bancorp Common Stock held in the treasury of Boardwalk Bancorp and each share of Boardwalk Bancorp Common Stock owned by Cape Bancorp, Cape Savings or any direct or indirect wholly owned subsidiary of Cape Savings or of Boardwalk Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. Each share of Cape Bancorp Common Stock and Cape Savings common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. Each outstanding share of Boardwalk Bancorp Common Stock immediately outstanding prior to the Effective Time (except for shares of Boardwalk Bancorp Common Stock cancelled or retired pursuant to Section 3.1.1 above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (A) 2.3 shares of Cape Bancorp Common Stock (the “Exchange Ratio,” and such shares, the “Stock Consideration”), or (B) $23.00 in cash (the “Cash Consideration”).

3.1.3. In the event Cape Bancorp changes the Conversion Price Per Share prior to the Effective Time, from $10.00, the Exchange Ratio shall be proportionately and appropriately adjusted.

3.1.4. After the Effective Time, shares of Boardwalk Bancorp Common Stock shall be no longer outstanding and shall be canceled automatically and shall cease to exist, and shall thereafter by operation of this Section 3.1 be the right to receive the Merger Consideration.

3.2.	Election Procedures.

3.2.1. Holders of Boardwalk Bancorp Common Stock may elect to receive shares of Cape Bancorp Common Stock or cash, or a combination thereof (in all cases without interest) in exchange for their shares of Boardwalk Bancorp Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 50% of the total number of shares of Boardwalk Bancorp Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Boardwalk Bancorp Common Stock shall be converted into the Cash Consideration. Shares of Boardwalk Bancorp Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Boardwalk Bancorp Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Boardwalk Bancorp Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Boardwalk Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Boardwalk Bancorp and Cape Bancorp shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as Boardwalk Bancorp and Cape Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of Boardwalk Bancorp Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Boardwalk Bancorp Common Stock between the Election Form Record Date and the Election Deadline. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of Boardwalk Bancorp Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.2, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.2, (iii) to elect to receive the Stock Consideration for a part of such holder’s Boardwalk Bancorp Common Stock and the Cash Consideration for the remaining part of such holder’s Boardwalk Bancorp Common Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Cape Bancorp Common Stock for such shares (a “Non-Election”). A holder of record of shares of Boardwalk Bancorp Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Boardwalk Bancorp Common Stock held by such Representative for a particular beneficial owner. Any shares of Boardwalk Bancorp Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 4:00 p.m., New Jersey time, on the 25th day following the Mailing Date (or such other time and date as Cape Bancorp and Boardwalk Bancorp may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Cape Savings shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of Boardwalk Bancorp Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. Boardwalk Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Boardwalk Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Boardwalk Bancorp stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Boardwalk Bancorp Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Cape Bancorp shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, Cape Bancorp shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. The good faith decision of Cape Bancorp or the Exchange Agent in such matters shall be conclusive and binding. Neither Cape Bancorp nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent.

3.2.4. In the event of the termination of this Agreement after holders of shares of Boardwalk Bancorp Common Stock have deposited their Certificates with the Exchange Agent, Cape Bancorp, Cape Savings and Boardwalk Bancorp shall jointly and promptly instruct the Exchange Agent to return all Certificates to the Persons who deposited the same.

3.2.5. Not more than seven (7) Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of shares of Boardwalk Bancorp Common Stock of rights to receive Stock Consideration and/or Cash Consideration in the Merger as follows:

(A) If the Stock Election Number equals the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration.

(B) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(C) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(1) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(2) if the Shortfall Number exceeds the number of Non-Election Shares, then, subject to Section 3.2.6 hereof, all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Cape Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Cape Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Cape Bancorp. In lieu of the issuance of any such fractional share, Cape Bancorp shall pay to each former holder of Boardwalk Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Cape Bancorp Common Stock, an amount in cash determined by multiplying the Conversion Price Per Share by the fraction of a share of Cape Bancorp Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.2. No interest will be paid on the cash that holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Boardwalk Bancorp Common Stock owned by a Boardwalk Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of Cape Bancorp Common Stock issuable to such Boardwalk Bancorp stockholder.

3.3.	Procedures for Exchange of Boardwalk Bancorp Common Stock.

3.3.1. Cape Bancorp or Cape Savings to Make Merger Consideration Available. After the Election Deadline and prior to the Effective Time, Cape Bancorp or Cape Savings shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Boardwalk Bancorp Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Cape Bancorp Common Stock and an estimated amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Cape Bancorp Common Stock)(such cash and certificates for shares of Cape Bancorp Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as practicable after the Effective Time (and in any case no later than five (5) business days thereafter), Cape Bancorp shall cause the Exchange Agent to mail the Merger Consideration to holders of Boardwalk Bancorp Common Stock who have submitted effective Election Forms prior to the Election Deadline.

3.3.3. Exchange Procedures in Absence of Effective Election Forms Submitted Prior to Election Deadline. Within five (5) business days after the Effective Time, Cape Bancorp shall take all steps necessary to cause the Exchange Agent to mail to each record holder of Boardwalk Bancorp Common Stock immediately prior to the Effective Time who has not surrendered an Election Form and Certificates representing all of the shares of Boardwalk Bancorp Common Stock owned by such holder pursuant to Section 3.2.3, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Boardwalk Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of Boardwalk Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Exchange Agent. Promptly, but no more than five (5) business days, after proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing, in the aggregate, that number of shares of Cape Bancorp Common Stock (if any) to which such former holder of Boardwalk Bancorp Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, (ii) a check representing that amount of cash (if any) to which such former holder of Boardwalk Bancorp Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Cape Bancorp Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.3.3, and the Certificate so surrendered shall forthwith be canceled. Each outstanding Certificate which prior to the Effective Time represented Boardwalk Bancorp Common Stock and which was not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership (including, without limitation, for purposes of voting and dividends) of the number of shares of Cape Bancorp Common Stock and/or the right to receive the amount of Cash Consideration which such Boardwalk Bancorp Common Stock shall have been converted. In the event of a transfer of ownership of Boardwalk Bancorp Common Stock which is not registered in the transfer records of Boardwalk Bancorp, a certificate representing, in the aggregate, the proper number of shares of Boardwalk Bancorp Common Stock and/or check in the proper amount pursuant to Section 3.1.2 may be issued with respect to such Boardwalk Bancorp Common Stock, as the case may be, to such a transferee if the Certificate formerly representing such shares of Boardwalk Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of Boardwalk Bancorp for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Cape Bancorp Common Stock until Cape Bancorp or Cape Savings has received the written agreement of such person contemplated by Section 8.5. Persons who have submitted an effective Election Form as provided in Section 3.2.3 and surrendered Certificates as provided therein shall be treated as if they have properly surrendered Certificates together with the letter of transmittal pursuant to this Section 3.3.

3.3.4. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Boardwalk Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such Boardwalk Bancorp Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Cape Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cape Bancorp Common Stock represented by such Certificate.

3.3.5. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.6. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Boardwalk Bancorp of the Boardwalk Bancorp Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.7. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Cape Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Cape Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, any cash in lieu of fractional shares of Cape Bancorp Common Stock to which such holders are entitled pursuant to Section 3.2.6 and any dividends or distributions with respect to shares of Cape Bancorp Common Stock to which such holders are entitled pursuant to Section 3.3.4.

3.3.8. No Liability. None of Cape Bancorp, Boardwalk Bancorp, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other similar law.

3.3.9. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Cape Bancorp, the posting by such person of a bond in such customary amount as Cape Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.10. Withholding. Cape Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Boardwalk Bancorp Common Stock such amounts as Cape Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Cape Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Boardwalk Bancorp Common Stock in respect of whom such deduction and withholding were made by Cape Bancorp or the Exchange Agent.

3.4.	Reservation of Shares.

Cape Bancorp shall reserve for issuance a sufficient number of shares of the Cape Bancorp Common Stock for the purpose of issuing shares of Cape Bancorp Common Stock to the Boardwalk Bancorp stockholders in accordance with this Article III.

3.5.	Treatment of Boardwalk Bancorp Options.

3.5.1 BOARDWALK BANCORP DISCLOSURE SCHEDULE 3.5.1 sets forth all of the outstanding Boardwalk Bancorp Options as of the date hereof. At the Effective Time, and pursuant to the terms of the Boardwalk Bancorp Option Plans, each Boardwalk Bancorp Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and, in exchange for the cancellation of such Boardwalk Bancorp Option, the holder thereof shall be paid by Cape Bancorp or Cape Savings on the Closing Date in cash an amount, net of required tax withholdings, equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such Boardwalk Bancorp Option multiplied by (ii) the total number of shares of Boardwalk Bancorp Common Stock subject to the Boardwalk Bancorp Option (the “Option Payment”). Boardwalk Bancorp shall give written notice to the each holder of a then-outstanding Boardwalk Bancorp Option that such holder will receive the payment described herein in exchange for such holders outstanding Options and Boardwalk Bancorp shall use its reasonable best efforts to obtain the written acknowledgment of each such holder of the receipt of such notice.

3.5.2 Boardwalk Bancorp shall take such action as is necessary to provide that as of no later than three (3) business days prior to the Closing Date no further shares of Boardwalk Bancorp Common Stock will be purchased under the Boardwalk Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Boardwalk Bancorp DRIP”); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, Boardwalk Bancorp shall terminate the Boardwalk Bancorp DRIP. No later than 30 calendar days following the date of this Agreement, Boardwalk Bancorp shall take such action as is necessary to terminate the Employee Stock Purchase Plan (the “Boardwalk Bancorp ESPP”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BOARDWALK BANCORP AND

BOARDWALK BANK

Boardwalk Bancorp and Boardwalk Bank represent and warrant to Cape Bancorp and Cape Savings that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the BOARDWALK BANCORP DISCLOSURE SCHEDULE delivered by Boardwalk Bancorp to Cape Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Boardwalk Bancorp and Boardwalk Bank have made a good faith effort to ensure that the disclosure on each schedule of the BOARDWALK BANCORP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the BOARDWALK BANCORP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Boardwalk Bancorp shall include the Knowledge of Boardwalk Bank.

4.1.	Organization.

4.1.1. Boardwalk Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Boardwalk Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Boardwalk Bancorp.

4.1.2. Boardwalk Bank is a New Jersey state bank organized, validly existing and in good standing under New Jersey law. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.1.2 identifies each Boardwalk Bancorp Subsidiary and (other than as to Boardwalk Bank) describes the business conducted by such entity. The deposits of Boardwalk Bank are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Boardwalk Bank when due. Each other Boardwalk Bancorp Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.1.3. The respective minute books of Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.1.4. Prior to the date of this Agreement, Boardwalk Bancorp has made available to Cape Savings true and correct copies of the certificate of incorporation and bylaws of Boardwalk Bancorp and Boardwalk Bank.

4.2.	Capitalization.

4.2.1. Except as disclosed on BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.2.1, the authorized capital stock of Boardwalk Bancorp consists of 12,500,000 shares of common stock, $5.00 par value per share, of which 4,292,860 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and no shares of preferred stock. There are 18,000 shares of Boardwalk Bancorp Common Stock held by Boardwalk Bancorp as treasury stock. Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Boardwalk Bancorp Common Stock, or any other security of Boardwalk Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Boardwalk Bancorp Common Stock or any other security of Boardwalk Bancorp other than shares issuable under the Boardwalk Bancorp Stock Benefit Plans. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.2.1 sets forth: the name of each holder of an outstanding award granted under any Boardwalk Bancorp Stock Benefit Plan, identifying the nature of such award; as to outstanding options or warrants to purchase Boardwalk Bancorp Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options or warrants, the grant, vesting and expiration dates, and the exercise price relating to such options or warrants held; and the names of each holder of an outstanding restricted stock award, the number of shares subject to each award, and the grant and vesting dates.

4.2.2. Except as disclosed on BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.2.2, Boardwalk Bancorp owns all of the capital stock of Boardwalk Bank, free and clear of any lien or encumbrance. Boardwalk Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Boardwalk Bancorp Subsidiaries, equity interests held by Boardwalk Bancorp Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Boardwalk Bancorp Subsidiaries, including stock in the FHLB.

4.2.3. To Boardwalk Bancorp’s Knowledge, except as disclosed in Boardwalk Bancorp’s proxy statement dated March 22, 2007, or in any subsequent Schedule 13D or 13G filed with the SEC, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Boardwalk Bancorp Common Stock.

4.3.	Authority; No Violation.

4.3.1. Boardwalk Bancorp and Boardwalk Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Boardwalk Bancorp and Boardwalk Bank, and of the agreement referenced in Section 4.13, and the completion by Boardwalk Bancorp and Boardwalk Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Boardwalk Bancorp and Boardwalk Bank, respectively, and, except for approval of the stockholders of Boardwalk Bancorp, no other corporate proceedings on the part of Boardwalk Bancorp or Boardwalk Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement, and the agreement referenced in Section 4.13, have been duly and validly executed and delivered by Boardwalk Bancorp and Boardwalk Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Boardwalk Bank, and by Boardwalk Bancorp in its capacity as sole stockholder of Boardwalk Bank, and subject to approval by the stockholders of Boardwalk Bancorp of the Agreement and receipt of the required approvals of the Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of Boardwalk Bancorp and Boardwalk Bank, enforceable against Boardwalk Bancorp and Boardwalk Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Boardwalk Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

4.3.2. (A) The execution and delivery of this Agreement by Boardwalk Bancorp and Boardwalk Bank, and of the agreement referenced in Section 4.13, (B) subject to receipt of the approvals and consents referred to in Sections 4.4 and 8.4, and Boardwalk Bancorp’s and Cape Bancorp’s compliance with any conditions contained therein, and subject to the receipt of the approval of Boardwalk Bancorp’s stockholders, the consummation of the transactions contemplated hereby, and (C) compliance by Boardwalk Bancorp and Boardwalk Bank with any of the terms or provisions hereof: will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary or the articles of incorporation and bylaws of Boardwalk Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Boardwalk Bancorp or Boardwalk Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Boardwalk Bancorp or Boardwalk Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries taken as a whole.

4.4.	Consents.

Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators (A) referred to in Section 8.4 and compliance with any conditions contained therein, (B) the filing of the Merger Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC, and such proxy solicitation materials and reports, schedules and forms under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (D) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Boardwalk Bancorp and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (E) and the approval of this Agreement by the requisite vote of the stockholders of Boardwalk Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Boardwalk Bancorp and Boardwalk Bank, and (b) the completion by Boardwalk Bancorp and Boardwalk Bank of the Merger and the Bank Merger. Boardwalk Bancorp and Boardwalk Bank have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.5.	Financial Statements and Regulatory Reports.

4.5.1. Boardwalk Bancorp has previously made available to Cape Savings the Boardwalk Bancorp Regulatory Reports. The Boardwalk Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of Boardwalk Bancorp as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.5.2. Boardwalk Bancorp has previously made available to Cape Savings the Boardwalk Bancorp Financial Statements. The Boardwalk Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by SEC Regulation S-X.

4.5.3. At the date of each balance sheet included in the Boardwalk Bancorp Financial Statements, Boardwalk Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Boardwalk Bancorp Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (A) liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business, consistent with past practice, (B) liabilities incurred for legal, accounting, financial advisory fees, out-of-pocket and other expenses in connection with the transactions contemplated by this Agreement, and (C) liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.	Taxes.

Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Boardwalk Bancorp, or the appropriate Boardwalk Bancorp Subsidiary, has duly filed all federal, state and material local tax returns required to be filed by or with respect to Boardwalk Bancorp and every Boardwalk Bancorp Subsidiary on or prior to the Closing Date (all such returns, to Boardwalk Bancorp’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by Boardwalk Bancorp and any Boardwalk Bancorp Subsidiary; (ii) are due or claimed to be due from Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary by any taxing authority; or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, Boardwalk Bancorp has received no written notice of, and to Boardwalk Bancorp’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Boardwalk Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Boardwalk Bancorp or any of its Subsidiaries do not file tax returns that Boardwalk Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. Boardwalk Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Boardwalk Bancorp and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Boardwalk Bancorp and each of its Subsidiaries, to Boardwalk Bancorp’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.	No Material Adverse Effect.

Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2006, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries, taken as a whole.

4.8.	Material Contracts; Leases; Defaults.

4.8.1. Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.8.1, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Boardwalk Bancorp or any Boardwalk Bancorp

Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Cape Bancorp or any Cape Bancorp Subsidiary; (vi) any agreement, written or oral, that obligates Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary for the payment of more than $20,000 annually; or (vii) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.8.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Cape Savings on or before the date hereof, are listed on BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.8.1 and 4.8.2 and are in full force and effect on the date hereof, and neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary (nor, to the Knowledge of Boardwalk Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. No party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is a party or under which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary or upon the occurrence of a subsequent event; or (y) requires Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary to provide a benefit in the form of Boardwalk Bancorp Common Stock or determined by reference to the value of Boardwalk Bancorp Common Stock.

4.9.	Ownership of Property; Insurance Coverage.

4.9.1. Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Boardwalk Bancorp or each Boardwalk Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Boardwalk Bancorp Regulatory Reports and in the Boardwalk Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, and except for (i) those items which secure liabilities for public or statutory obligations or any discount with, inter-bank credit facilities, or any transaction by a Boardwalk Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Boardwalk Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Boardwalk Bancorp Financial Statements.

4.9.2. With respect to all material agreements pursuant to which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, Boardwalk Bancorp or such Boardwalk Bancorp Subsidiary, as the case may be, has a lien or security interest (which to Boardwalk Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3. Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.9.3 identifies all policies of insurance maintained by Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary.

4.10.	Legal Proceedings.

Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is a party to any, and there are no pending or, to Boardwalk Bancorp’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary (other than routine bank regulatory examinations) or (ii) to which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary’s assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries, taken as a whole. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

4.11.	Compliance With Applicable Law.

4.11.1. Each of Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has received any written notice to the contrary.

4.11.2. Each of Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to the Knowledge of Boardwalk Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

4.11.3. For the period beginning January 1, 2005, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has received any written notification or to Boardwalk Bancorp’s Knowledge any other communication from any Bank Regulator (i) asserting that Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary; (iii) requiring or threatening to require Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary, or indicating that Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Boardwalk Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

4.11.4. Boardwalk Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that has not been deemed ineffective by any governmental authority and that meets the requirements of the USA PATRIOT Act.

4.12.	Employee Benefit Plans.

4.12.1. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Boardwalk Bancorp Compensation and Benefit Plans”). Neither Boardwalk Bancorp nor any of its Subsidiaries has any commitment to create any additional Boardwalk Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Boardwalk Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Boardwalk Bancorp has made available to Cape Savings true and correct copies of the Boardwalk Bancorp Compensation and Benefit Plans.

4.12.2. Each Boardwalk Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Boardwalk Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of Boardwalk Bancorp, no circumstances exist which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Boardwalk Bancorp, threatened action, suit or claim relating to any Boardwalk Bancorp Compensation and Benefit Plan (other than routine claims for benefits). Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Boardwalk Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3. No Boardwalk Bancorp Compensation and Benefit Plan is a defined benefit plan subject to Title IV of ERISA (“Boardwalk Bancorp Defined Benefit Plan”) or a “single-employer plan” (as defined in Section 4001(a) of ERISA), and no such plan is currently or formerly maintained by Boardwalk Bancorp or any entity which is considered one employer with Boardwalk Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). Neither Boardwalk Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any Boardwalk Bancorp Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither Boardwalk Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1986. There is no pending or, to the Knowledge of Boardwalk Bancorp, threatened investigation or enforcement action by any Bank Regulator with respect to any Boardwalk Bancorp Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.12.4. All material contributions required to be made under the terms of any Boardwalk Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan to which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Boardwalk Bancorp’s consolidated financial statements to the extent required by GAAP. Boardwalk Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Boardwalk Bancorp Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.12.5. Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.5, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.12.6. Boardwalk Bancorp and its Subsidiaries do not maintain any Boardwalk Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7. With respect to each Boardwalk Bancorp Compensation and Benefit Plan that is a Pension Plan that is intended to be qualified under Section 401(a) of the Code, if applicable, Boardwalk Bancorp has provided or made available to Cape Savings copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8. Except as disclosed in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Boardwalk Bancorp Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Boardwalk Bancorp Compensation and Benefit Plan.

4.12.9. Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which (i) any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder or (ii) any payment is reasonably likely to become taxable under Section 409A of the Code.

4.12.10. Except as disclosed in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.11. There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Boardwalk Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.12.12. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of Boardwalk Bank or Boardwalk Bancorp, their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2006.

4.13.	Brokers, Finders and Financial Advisors.

Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Janney Montgomery Scott LLC (“Janney”) by Boardwalk Bancorp and the fee payable pursuant thereto.

4.14.	Environmental Matters.

4.14.1. With respect to Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary:

(A) Each of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries, the Participation Facilities (defined below), and, to Boardwalk Bancorp’s Knowledge, the Loan Properties (defined below) are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Boardwalk Bancorp’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Boardwalk Bancorp Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Boardwalk Bancorp Subsidiaries or any Participation Facility;

(C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Boardwalk Bancorp’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Boardwalk Bancorp or any of the Boardwalk Bancorp Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) The properties currently owned or operated by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.14.1(F), there are no underground storage tanks on, in or under any properties owned or operated by Boardwalk Bancorp or any of the Boardwalk Bancorp Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Boardwalk Bancorp or any of the Boardwalk Bancorp Subsidiaries or any Participation Facility;

(G) Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.14.1(G), during the period of (s) Boardwalk Bancorp’s or any of the Boardwalk Bancorp Subsidiaries’ ownership or operation of any of their respective current properties or (t) Boardwalk Bancorp’s or any of the Boardwalk Bancorp Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To Boardwalk Bancorp’s Knowledge, prior to the period of (x) Boardwalk Bancorp’s or any of the Boardwalk Bancorp Subsidiaries’ ownership or operation of any of their respective current properties or (y) Boardwalk Bancorp’s or any of the Boardwalk Bancorp Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

(H) Except as disclosed on BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.14.1(H), neither Boardwalk Bank nor any other Boardwalk Bancorp Subsidiary has conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Participation Facility.

4.14.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.15.	Loan Portfolio.

4.15.1. The allowance for loan losses reflected in Boardwalk Bancorp’s audited consolidated statement of financial condition at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in Boardwalk Bancorp’s Securities Documents for periods ending after December 31, 2006 will be, adequate, as of the dates thereof, under GAAP.

4.15.2. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.15.2 sets forth a listing, as of June 30, 2007, by account, of: (A) all loans (including loan participations) of Boardwalk Bank or any other Boardwalk Bancorp Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Boardwalk Bank or any other Boardwalk Bancorp Subsidiary which have been terminated by Boardwalk Bank or any other Boardwalk Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which

Boardwalk Bank or any other Boardwalk Bancorp Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Boardwalk Bank or any other Boardwalk Bancorp Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein Boardwalk Bank or any other Boardwalk Bancorp Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Boardwalk Bank or any other Boardwalk Bancorp Subsidiary during the past twelve months of, or has asserted against Boardwalk Bank or any other Boardwalk Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Boardwalk Bank, each borrower, customer or other party which has given Boardwalk Bank or any other Boardwalk Bancorp Subsidiary any oral notification of, or orally asserted to or against Boardwalk Bank or any other Boardwalk Bancorp Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Boardwalk Bank or any Boardwalk Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.15.2 may exclude any individual loan with a principal outstanding balance of less than $25,000, provided that BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $25,000 that have been excluded.

4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Boardwalk Bancorp’s or the appropriate Boardwalk Bancorp Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Boardwalk Bancorp, the loans, discounts and the accrued interest reflected on the books of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except for loans pledged for collateral for FHLB borrowings or government deposits, all such loans are owned by Boardwalk Bancorp or the appropriate Boardwalk Bancorp Subsidiary free and clear of any liens.

The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.	Related Party Transactions.

Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.16, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Boardwalk Bancorp or any Boardwalk Bancorp Affiliate. All such transactions set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.16 (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Boardwalk Bancorp is inappropriate.

4.17.	Schedule of Termination Benefits.

BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary for the benefit of officers or directors of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary (the “Benefits Schedule”) other than benefits payable under a Pension Plan that is tax-qualified under Code Section 401(a), assuming their employment or service is terminated as of December 31, 2007 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.18.	Deposits.

Except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.18, none of the deposits of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19.	Antitakeover Provisions Inapplicable; Required Vote of Stockholders.

The Merger and the transactions contemplated hereby are exempt from Section 14A:10A of the NJBCA (the New Jersey Shareholders Protection Act). The affirmative vote of a majority of the votes cast by holders of Boardwalk Bancorp Common Stock entitled to vote on the

Agreement and the Merger is required to approve this Agreement and the Merger under Boardwalk Bancorp’s certificate of incorporation and the NJBCA.

4.20.	Registration Obligations.

Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.	Risk Management Instruments.

Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Boardwalk Bancorp’s own account, or for the account of one or more of Boardwalk Bancorp’s Subsidiaries.

4.22.	Fairness Opinion.

The Board of Directors of Boardwalk Bancorp has received an opinion from Janney to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Boardwalk Bancorp pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.	Trust Accounts.

Neither Boardwalk Bancorp, Boardwalk Bank nor any Boardwalk Bancorp Subsidiary conducts any trust business.

4.24.	Internal Controls

4.24.1. Boardwalk Bancorp has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Boardwalk Bancorp; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Boardwalk Bancorp is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Boardwalk Bancorp.

4.24.2. Boardwalk Bancorp (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Boardwalk Bancorp, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Boardwalk Bancorp by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Boardwalk Bancorp’s outside auditors and the audit committee of Boardwalk Bancorp’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Boardwalk Bancorp’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Boardwalk Bancorp’s internal controls over financial reporting. Any such disclosures were made in writing by management to Boardwalk Bancorp’s auditors and audit committee and a copy has previously been made available to Cape Savings. As of the date hereof, there is no reason to believe that Boardwalk Bancorp’s chief executive officer and chief financial officer will not be able to give the certifications required under SEC regulations when next due.

4.25.	Securities Documents.

Boardwalk Bancorp has made available to Cape Bancorp copies of its (i) annual report on Form 10-K for the year ended December 31, 2006, (ii) quarterly report on Form 10-Q for each quarter ended on or after March 31, 2005 and (iii) proxy materials used or for use in connection with its meeting of stockholders held in 2007. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.26.	Intellectual Property.

Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary owns, or to Board Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.26), and neither Boardwalk Bancorp Bancorp, Boardwalk Bank nor any Boardwalk Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Boardwalk Bancorp, the conduct of the business of Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.27.	Regulatory Capital.

Neither Boardwalk Bancorp nor Boardwalk Bank is subject to any capital requirements other than those required by applicable Regulatory Authorities or under applicable federal regulations. Boardwalk Bank meets or exceeds all applicable regulatory capital requirements, and Boardwalk Bank is deemed “well capitalized” under such regulatory requirements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CAPE BANCORP AND CAPE

SAVINGS

Cape Bancorp and Cape Savings represent and warrant to Boardwalk Bancorp and Boardwalk Bank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the CAPE BANCORP DISCLOSURE SCHEDULE delivered by Cape Bancorp to Boardwalk Bancorp on the date hereof. Cape Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the CAPE BANCORP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the CAPE BANCORP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Cape Bancorp shall include the Knowledge of Cape Savings.

5.1.	Organization.

5.1.1. Cape Bancorp is a Maryland corporation in formation and upon completion of the Conversion will be duly organized, validly existing and in good standing under the laws of the State of Maryland, and will be duly registered as a savings and loan holding company under the HOLA. Upon completion of the Conversion, Cape Bancorp will have all requisite corporate power and authority to own, lease and operate its properties and to conduct its business. Upon completion of the Conversion, Cape Bancorp will be duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Cape Bancorp.

5.1.2. Cape Savings is a savings bank organized, validly existing and in good standing under New Jersey law. CAPE BANCORP DISCLOSURE SCHEDULE 5.1.2 identifies each Cape Savings Subsidiary and describes the business conducted by such entity. The deposits of Cape Savings are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each other Cape Savings Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.1.3. Cape Savings is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.1.4. The minute books of Cape Bancorp, if any, and Cape Savings accurately record, in all material respects, all material corporate actions of its board of directors (including committees).

5.1.5. Prior to the date of this Agreement, Cape Savings has made available to Boardwalk Bancorp true and correct copies of the articles of incorporation and bylaws of Cape Savings, and forms of the Articles of Incorporation and bylaws of Cape Bancorp (which forms when finalized (and as to the Article of Incorporation, when filed with the Maryland Department of Assessments and Taxation) shall not be materially different from the forms provided).

5.2.	Capitalization.

5.2.1. Neither Cape Bancorp nor Cape Savings has authorized capital stock as of the date of this agreement. Neither Cape Bancorp, Cape Savings nor any Cape Savings Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Cape Bancorp Common Stock, or any other security of Cape Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Cape Bancorp Common Stock or any other security of Cape Bancorp, other than, as to Cape Bancorp, subscription rights issuable in connection with the Conversion.

5.2.2. Following completion of the Conversion, Cape Bancorp will own of record and beneficially all of the capital stock of Cape Savings free and clear of any lien or encumbrance.

5.3.	Authority; No Violation.

5.3.1. Cape Bancorp and Cape Savings each has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and, except for approval of the Depositors of Cape Savings, each has full corporate power and authority to consummate the Conversion. The execution and delivery of this Agreement by Cape Bancorp and Cape Savings and the completion by Cape Bancorp, and Cape Savings of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of Cape Bancorp and Cape Savings, respectively, and, except for approval of the Conversion by the Depositors of Cape Savings, no other corporate proceedings on the part of Cape Bancorp or Cape Savings are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Cape Bancorp and Cape Savings, and the Bank Merger has been duly and validly approved by the Board of Directors of Cape Savings, and subject to approval of the Conversion by the Depositors of Cape Savings and receipt of the required approvals of Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of Cape Bancorp and Cape Savings, enforceable against Cape Bancorp and Cape Savings in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Cape Savings, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

5.3.2. (A) The execution and delivery of this Agreement by Cape Bancorp, and Cape Savings, (B) subject to receipt of the approvals and consents referred to in Sections 5.4 and 8.4, and compliance by Cape Bancorp and Cape Savings with any conditions contained therein, and subject to the receipt of the approval of the Depositors of Cape Savings, the consummation of the transactions contemplated hereby, and (C) compliance by Cape Bancorp and Cape Savings with any of the terms or provisions hereof: will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or charter or bylaws of Cape Bancorp, the charter and bylaws of Cape Savings, or the charter and bylaws of any Cape Savings Subsidiary or; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cape Bancorp, Cape Savings or any Cape Savings Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Cape Bancorp, Cape Savings or any Cape Savings Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Cape Bancorp or Cape Savings taken as a whole.

5.4.	Consents.

Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators (A) referred to in Section 8.4 and compliance with any conditions contained therein, (B) the filing of the Merger Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC, and such proxy solicitation materials and reports, schedules and forms under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the regulatory approvals required for the completion of the Conversion, as described in the Plan of Conversion, (D) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (E) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Cape Bancorp and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (F) and the requisite vote of the Depositors of Cape Savings, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Cape Bancorp and Cape Savings, and (b) the completion by Cape Bancorp and Cape Savings of the Merger and the Bank Merger. Cape Savings has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.5.	Financial Statements and Regulatory Reports.

5.5.1. Cape Savings has previously made available to Boardwalk Bancorp the Cape Savings Regulatory Reports. The Cape Savings Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in equity of Cape Savings as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.5.2. Cape Savings has previously made available to Boardwalk Bancorp the Cape Savings Financial Statements. The Cape Savings Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Cape Savings and the Cape Savings Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.5.3. At the date of each balance sheet included in the Cape Savings Financial Statements, Cape Savings did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Cape Savings Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (A) liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business, consistent with past practice, (B) liabilities incurred for legal, accounting, financial advisory fees, out-of-pocket and other expenses in connection with the transactions contemplated by this Agreement, and (C) liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.	Taxes.

Cape Savings and the Cape Savings Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Cape Savings or the appropriate Cape Savings Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to Cape Savings and each Cape Savings Subsidiary on or prior to the Closing Date (all such returns, to the Knowledge of Cape Savings, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by Cape Savings or the appropriate Cape Savings Subsidiary, (ii) are due or claimed to be due from Cape Savings and any Cape Savings Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, Cape Savings has received no notice of, and to the Knowledge of Cape Savings, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Cape Savings or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Cape Savings or any of its Subsidiaries do not file tax returns that Cape Savings or any such Subsidiary is subject to taxation in that jurisdiction. Cape Savings and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Cape Savings and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Cape Savings and each of its Subsidiaries, to the Knowledge of Cape Savings, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.	No Material Adverse Effect.

Cape Bancorp, Cape Savings and the Cape Savings Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2006, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cape Bancorp, or on Cape Savings and the Cape Savings Subsidiaries, taken as a whole.

5.8.	Ownership of Property; Insurance Coverage.

5.8.1. Cape Savings and each Cape Savings Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Cape Savings or each Cape Savings Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Cape Savings Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Cape Savings Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Cape Savings and the Cape Savings Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Cape Savings and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2. Cape Savings and each Cape Savings Subsidiary currently maintain insurance considered by Cape Savings to be reasonable for their respective operations. Neither Cape Savings nor any Cape Savings Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Cape Savings or any Cape Savings Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Cape Savings and each Cape Savings Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CAPE BANCORP DISCLOSURE SCHEDULE 5.8 identifies all policies of insurance maintained by Cape Savings and each Cape Savings Subsidiary.

5.9.	Legal Proceedings.

Neither Cape Bancorp, Cape Savings nor any Cape Savings Subsidiary is a party to any, and there are no pending or, to the Knowledge of Cape Savings, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Cape Bancorp, Cape Savings or any Cape Savings Subsidiary, or (ii) to which Cape Bancorp, Cape Savings or any Cape Savings

Subsidiary’s assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Cape Bancorp, Cape Savings or the Cape Savings Subsidiaries, taken as a whole. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

5.10.	Compliance With Applicable Law.

5.10.1. Each of Cape Bancorp, Cape Savings and each Cape Savings Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Cape Savings nor any Cape Savings Subsidiary has received any written notice to the contrary.

5.10.2. Cape Bancorp, Cape Savings and each Cape Savings Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Cape Savings, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

5.10.3. Neither Cape Bancorp, Cape Savings nor any Cape Savings Subsidiary has received any written notification or, to the Knowledge of Cape Savings, any other communication from any Bank Regulator (i) asserting that Cape Savings or any Cape Savings Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Cape Savings; (iii) requiring or threatening to require Cape Savings or any Cape Savings Subsidiary, or indicating that Cape Savings or any Cape Savings Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Cape Savings or any Cape Savings Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Cape Savings or any Cape Savings Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Cape Savings nor any

Cape Savings Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Cape Savings and each Bank Affiliate as to compliance with the Community Reinvestment Act is satisfactory or better.

5.10.4. Cape Savings has implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that has not been deemed ineffective by any governmental authority and that meets the requirements of the USA PATRIOT Act.

5.11.	Employee Benefit Plans.

5.11.1. CAPE BANCORP DISCLOSURE SCHEDULE 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Cape Savings or any Cape Savings Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Cape Savings or any Cape Savings Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Cape Savings Compensation and Benefit Plans”). Cape Savings has made available to Boardwalk Bancorp true and correct copies of the Cape Savings Compensation and Benefit Plans.

5.11.2. Each Cape Savings Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Cape Savings Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Cape Savings is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Cape Savings, threatened action, suit or claim relating to any of the Cape Savings Compensation and Benefit Plans (other than routine claims for benefits). Neither Cape Savings nor any Cape Savings Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Cape Savings Compensation and Benefit Plan that would reasonably be expected to subject Cape Savings or any Cape Savings Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3. No liability, other than (a) PBGC premiums arising in the ordinary course of business, or (b) any employer contribution required under the terms of any Cape Savings Defined Benefit Plan (as defined herein) has been or is expected by Cape Savings or any of its Subsidiaries to be incurred with respect to any Cape Savings Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Cape Savings Defined Benefit

Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Cape Savings or any entity which is considered one employer with Cape Savings under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). Except as disclosed on Cape Savings DISCLOSURE SCHEDULE 5.11.3, no Cape Savings Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each Cape Savings Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Cape Savings Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Cape Savings Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Cape Savings Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Cape Savings Defined Benefit Plan within the 12-month period ending on the date hereof. Neither Cape Savings nor any of its Subsidiaries has provided, or is required to provide, security to any Cape Savings Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Except as disclosed on Cape Savings DISCLOSURE SCHEDULE 5.11.3, neither Cape Savings, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980. There is no pending investigation or, to the Knowledge of Cape Savings, threatened, enforcement action by any Bank Regulator with respect to any Cape Savings Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.11.4. All material contributions required to be made under the terms of any Cape Savings Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Cape Savings’ consolidated financial statements to the extent required by GAAP. Cape Savings and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Cape Savings Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.11.5. With respect to each Cape Savings Compensation and Benefit Plan, if applicable, Cape Savings has provided or made available to Boardwalk Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12.	Environmental Matters.

5.12.1. With respect to Cape Savings:

(A) Each of Cape Savings’ and the Cape Savings Subsidiaries’ Participation Facilities (defined below), and, to Cape Savings’ Knowledge, the Loan Properties (defined below) are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Cape Savings’ Knowledge, no such action is threatened, before any court, governmental agency or other forum against any of them or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of them or any Participation Facility;

(C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Cape Savings’ Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Cape Savings or any Cape Savings Subsidiary in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) The properties currently owned or operated by Cape Savings (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Cape Savings has not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) Except as set forth in CAPE BANCORP DISCLOSURE SCHEDULE 5.12.1(F), there are no underground storage tanks on, in or under any properties owned or operated by Cape Savings or any of the Cape Savings Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Cape Savings or any of the Cape Savings Subsidiaries or any Participation Facility;

(G) During the period of (a) Cape Savings’ ownership or operation of any of its current properties or (b) Cape Savings’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To Cape Savings’ Knowledge, prior to the period of (x) Cape Savings’ ownership or operation of its current properties or (y) Cape Savings’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

(H) Except as set forth in CAPE BANCORP DISCLOSURE SCHEDULE 5.12.1(H), Cape Savings has not conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Participation Facility.

5.13.	Loan Portfolio.

5.13.1. The allowance for loan losses reflected in Cape Savings’s audited consolidated statement of financial condition at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in Cape Savings’ Financial Statements for periods ending after December 31, 2006 will be, adequate, as of the dates thereof, under GAAP.

5.13.2. CAPE BANCORP DISCLOSURE SCHEDULE 5.13 sets forth a listing, as of June 30, 2007, all loans of Cape Savings and any Cape Savings Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by of Cape Savings and any Cape Savings Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.13 may exclude any individual loan with a principal outstanding balance of less than $25,000, provided that DISCLOSURE SCHEDULE 5.13 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $25,000 that has been excluded.

5.13.3. All loans receivable (including discounts) and accrued interest entered on the books of Cape Savings and each Cape Savings Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Cape Bancorp, the loans, discounts and the accrued interest reflected on the books of Cape Savings and the Cape Savings Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except for loans pledged for collateral for FHLB borrowings or government deposits, all such loans are owned by Cape Savings or the appropriate Cape Savings Subsidiary free and clear of any liens.

5.13.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.14.	Deposits.

None of the deposits of Cape Savings is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.15.	Risk Management Instruments.

Cape Savings is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cape Savings’ own account, or for the account of any Subsidiary of Cape Savings.

5.16.	Brokers, Finders and Financial Advisors.

Neither Cape Savings nor any Cape Savings Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ryan Beck & Co., Inc. (or successors) by Cape Savings and the fee payable pursuant thereto.

5.17.	Related Party Transaction.

Except as set forth in CAPE BANCORP DISCLOSURE SCHEDULE 5.17, neither Cape Savings nor any Cape Savings Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Cape Savings or any Cape Savings Subsidiary. All such transactions set forth in CAPE BANCORP DISCLOSURE SCHEDULE 5.17 (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Cape Savings or any Cape Savings Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Cape Savings nor any Cape Savings Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Cape Savings is inappropriate.

5.18.	Antitakeover Provisions.

The transaction contemplated by this Agreement is not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

5.19.	Trust Accounts.

Neither Cape Bancorp, Cape Savings nor any Cape Savings Subsidiary conducts any trust business.

5.20.	Cape Bancorp Common Stock.

The shares of Cape Bancorp Common Stock to be issued pursuant this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.21.	Material Contracts.

Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Cape Savings nor any Cape Savings Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice, or both, would constitute such a default.

5.22.	Intellectual Property.

Cape Savings and each Cape Savings Subsidiary owns, or to Cape Savings’ Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in CAPE BANCORP DISCLOSURE SCHEDULE 5.22), and neither Cape Bancorp, Cape Savings nor any Cape Savings Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Cape Savings and each Cape Savings Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Cape Bancorp, the conduct of the business of Cape Savings and each Cape Savings Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.23.	Regulatory Capital.

Neither Cape Bancorp nor Cape Savings is subject to any capital requirements other than those required by applicable Regulatory Authorities or under applicable federal regulations. Cape Savings meets or exceeds, and upon completion of the Conversion Cape Bancorp will meet or exceed, all applicable regulatory capital requirements, and Cape Savings is deemed “well capitalized” under such regulatory requirements.

5.24.	Internal Controls.

Cape Savings has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Cape Savings; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Cape Savings is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Cape Savings.

ARTICLE VI

COVENANTS OF BOARDWALK BANCORP AND BOARDWALK BANK

6.1.	Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Cape Savings (which consent will not be unreasonably withheld, conditioned or delayed), Boardwalk Bancorp will: operate its business, and it will cause each of the Boardwalk Bancorp Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of Boardwalk Bancorp, or Cape Savings to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. Boardwalk Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Cape Savings in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Boardwalk Bancorp and Boardwalk Bank will not, and will cause each of the Boardwalk Bancorp Subsidiaries not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Boardwalk Bancorp Stock Benefit Plans or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Boardwalk Bancorp may issue shares of Boardwalk Bancorp Common Stock upon the valid exercise, in accordance with the information set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.2.1, of presently outstanding Boardwalk Bancorp Options issued under the Boardwalk Bancorp Stock

Benefit Plans, (ii) Boardwalk Bancorp may continue to pay its current regular quarterly cash dividend of $0.10 per share with payment and record dates consistent with past practice, (iii) any Boardwalk Bancorp Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations), and (iv) Boardwalk Bancorp may issue shares pursuant to the Boardwalk Bancorp Common Stock pursuant to the Boardwalk Bancorp DRIP and the Boardwalk Bancorp ESPP; provided, however, that issuances pursuant to these plans may not consist of authorized but unissued shares, and, provided further, that issuances of treasury shares under these plans are permitted only to the extent such treasury shares were the result of repurchases following the date of this Agreement;

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) except as to bonus payments which have been accrued on the Boardwalk Bancorp Financial Statements in the ordinary course of business prior to the Effective Time, and except as set forth in BOARDWALK BANCORP DISCLOSURE SCHEDULE 6.1.2(E), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.8.1 and 4.12.1; (ii) merit pay increases or bonuses consistent with past practice for non-executive officers; or (iii) as may be necessary to comply with Section 409A of the Code. Neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary shall hire any new employee with annual compensation in excess of $50,000, provided that Boardwalk Bancorp or a Boardwalk Bancorp Subsidiary may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business in consultation with Cape Savings;

(F) enter into or, except as may be required by law (including amendments or modifications necessary to comply with Section 409A of the Code), materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Boardwalk Bancorp, or any Boardwalk Bancorp Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Boardwalk Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H) sell or otherwise dispose of the capital stock of Boardwalk Bancorp or Boardwalk Bank, except as otherwise permitted hereby, or sell or otherwise dispose of any asset of Boardwalk Bancorp or of any Boardwalk Bancorp Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Boardwalk Bancorp or of any Boardwalk Bancorp Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of Boardwalk Bancorp or Boardwalk Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators;

(J) change any method, practice or principle of accounting (tax or financial), except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Boardwalk Bancorp or Boardwalk Bank;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with Boardwalk Bancorp’s or any Boardwalk Bank’s current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the BOARDWALK BANCORP DISCLOSURE SCHEDULE 6.1.2(M), make any loans other than loans which are consistent with Boardwalk Bank’s past practices and are made in the ordinary course of business;

(N) enter into, renew, extend or modify any other transaction (other than deposit transactions) with any Affiliate outside of the ordinary course of business;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, and, except for the payment of salaries under any existing employment agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Boardwalk Bancorp Compensation and Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Boardwalk Bancorp or Boardwalk Bank of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

(V) agree to do any of the foregoing.

6.2.	Current Information.

6.2.1 During the period from the date of this Agreement to the Effective Time, Boardwalk Bancorp and Boardwalk Bank will cause one or more of its representatives to confer with representatives of Cape Savings and report the general status of its ongoing operations at such times as Cape Savings may reasonably request, which shall include, but not be limited to, discussion of the possible termination by Boardwalk Bancorp and Boardwalk Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Boardwalk Bancorp or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Boardwalk Bancorp shall not be obligated to take any such action prior to the Effective Time and, unless Boardwalk Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time. Boardwalk Bancorp will promptly notify Cape Savings of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary.

6.2.2. Boardwalk Bank shall provide Cape Savings, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans). On a monthly basis, Boardwalk Bancorp shall provide Cape Savings with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.3.	Access to Properties and Records.

Subject to Section 12.2, Boardwalk Bancorp and Boardwalk Bank shall permit Cape Savings reasonable access upon reasonable notice to its properties and those of the Boardwalk Bancorp Subsidiaries, and shall disclose and make available to Cape Savings during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Cape Savings may have a reasonable interest in connection with the transactions contemplated by this Agreement; provided, however, that Boardwalk Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Boardwalk Bancorp shall provide and shall request its auditors to provide Cape Savings with such historical financial information regarding it (and related audit reports and consents) as Cape Savings may reasonably request for securities disclosure purposes. Cape Savings shall use commercially reasonable efforts to minimize any interference with Boardwalk Bancorp’s regular business operations during any such access to Boardwalk Bancorp’s property, books and records. Boardwalk Bancorp and each Boardwalk Bancorp Subsidiary shall permit Cape Savings, at its expense, to cause a “Phase I environmental audit” and a “Phase II environmental audit” to be performed at any physical location owned or occupied by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary.

6.4.	Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, Boardwalk Bancorp will furnish to Cape Savings copies of each annual, interim or special audit of the books of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Boardwalk Bancorp by such accountants in connection with each annual, interim or special audit of the books of Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Boardwalk Bancorp will deliver to Cape Savings the Securities Documents filed by it with the SEC under the Securities Laws. As soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, Boardwalk Bancorp will deliver to Cape Savings the Boardwalk Bancorp Regulatory Reports filed by it with the Bank Regulators. Boardwalk Bancorp will furnish to Cape Savings copies of all documents, statements and reports as it or any Boardwalk Bancorp Subsidiary shall send to its stockholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, Boardwalk Bancorp will deliver to Cape Savings a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. Boardwalk Bancorp will advise Cape Savings promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Boardwalk Bancorp or any of the Boardwalk Bancorp Subsidiaries.

6.4.4. With reasonable promptness, Boardwalk Bancorp will furnish to Cape Savings such additional financial data as Cape Savings may reasonably request, including without limitation, detailed monthly financial statements and loan reports in the forms prepared for internal use by Boardwalk Bancorp management.

6.5.	Maintenance of Insurance.

Boardwalk Bancorp and Boardwalk Bank shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Boardwalk Bancorp and Boardwalk Bank.

6.6.	Disclosure Supplements.

From time to time prior to the Effective Time, Boardwalk Bancorp and Boardwalk Bank will promptly supplement or amend the BOARDWALK BANCORP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BOARDWALK BANCORP DISCLOSURE SCHEDULE or which is necessary to correct any information in such BOARDWALK BANCORP DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such BOARDWALK BANCORP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.	Consents and Approvals of Third Parties.

Boardwalk Bancorp and Boardwalk Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Cape Savings, at its discretion, shall be permitted to require Boardwalk Bancorp to utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained hereunder.

6.8.	All Reasonable Efforts.

Subject to the terms and conditions herein provided, Boardwalk Bancorp and Boardwalk Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. A voting agreement in the form attached as Exhibit A to this Agreement shall be executed by each director and executive officer of Boardwalk Bancorp and Boardwalk Bank as of the date of this Agreement.

6.9.	Failure to Fulfill Conditions.

In the event that Boardwalk Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Cape Savings.

6.10.	Acquisition Proposals.

6.10.1. From and after the date hereof until the termination of this Agreement, neither Boardwalk Bancorp, nor any Boardwalk Bancorp Subsidiary, shall, and Boardwalk Bancorp will direct their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Boardwalk Bancorp or any of its Subsidiaries), not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Boardwalk Bancorp shall notify Cape Savings orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Boardwalk Bancorp from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire Boardwalk Bancorp pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that: (A) the Board of Directors of Boardwalk Bancorp, after consultation with its financial advisor, determines in good faith that such proposal may be or could be superior to the Merger from a financial point-of-view to Boardwalk Bancorp’s stockholders; (B) the Board of Directors of Boardwalk Bancorp, after consultation with and after considering the advice of its outside legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of Boardwalk Bancorp to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”); (C) Boardwalk Bancorp promptly notifies Cape Savings of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Boardwalk Bancorp or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers; and (D) the Boardwalk Bancorp Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Boardwalk Bancorp or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Boardwalk Bancorp, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Boardwalk Bancorp or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.10.2. Nothing contained in this Agreement shall prevent Boardwalk Bancorp or its board of directors from complying with Rule 14d-9 and Rule 14-e2 under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal. Without limiting the foregoing, a communication by Boardwalk Bancorp’s board of directors pursuant to Rule 14d-9(e)(3) and any similar communication shall not be deemed to constitute a change of recommendations adverse to Cape Savings.

6.11.	Reserves and Merger-Related Costs.

On or before the Effective Time, to the extent consistent with GAAP, the rules, regulations and interpretations of the SEC and applicable banking laws and regulations, Boardwalk Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Boardwalk Bancorp to those of Cape Savings (as such practices and methods are to be applied to Boardwalk Bancorp from and after the Closing Date) and Cape Savings’ plans with respect to the conduct of the business of Boardwalk Bancorp following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Boardwalk Bancorp, provided, however, that Boardwalk Bancorp shall not be required to take such action unless Cape Savings agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the Merger; and provided further that Boardwalk Bancorp shall not be required to take such action more than five (5) days prior to the Effective Time. Prior to the delivery by Cape Savings of the writing referred to in the preceding sentence, Boardwalk Bancorp shall provide Cape Savings a written statement, certified without personal liability by the chief executive officer of Boardwalk Bancorp and dated the date of such writing, that the representation made in Section 4.15.1 is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2.

6.12.	Board of Directors and Committee Meetings.

Boardwalk Bancorp and Boardwalk Bank shall permit a representative of Cape Savings to attend any meeting of the Board of Directors of Boardwalk Bancorp and/or Boardwalk Bank or the Executive and Audit Committees thereof as an observer (the “Cape Observer”), provided, however that the Cape Observer shall not have any decision-making authority with respect to any such matters and shall be excused during any discussions relating to this Agreement and the transactions contemplated hereby or any other matter which, in the sole judgment of Boardwalk Bancorp, such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or violate a confidentiality obligation or fiduciary duty.

6.13.	Prohibition on Solicitation of Employees.

If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two (2) years from the date of termination, neither Boardwalk Bancorp nor any Boardwalk Bancorp Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of Cape Savings or any Cape Savings Subsidiary to leave his employment with Cape Savings to pursue employment at Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary.

ARTICLE VII

COVENANTS OF CAPE BANCORP AND CAPE SAVINGS

7.1.	Conduct of Business.

7.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Boardwalk Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Cape Savings will conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from any

Governmental Entity or the Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time.

7.2.	Current Information.

7.2.1. During the period from the date of this Agreement to the Effective Time, Cape Savings will cause one or more of its representatives to confer with representatives of Boardwalk Bancorp and report the general status of its ongoing operations, including the progress of the Merger and Conversion and furnish copies of such documents to Boardwalk Bancorp in connection therewith, at such times as Boardwalk Bancorp may reasonably request. Cape Savings will promptly notify Boardwalk Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Cape Savings and any Cape Savings Subsidiary.

7.2.2. Boardwalk Bank and Cape Savings shall meet on a regular basis to discuss and plan for the conversion of Boardwalk Bank’s data processing and related electronic informational systems to those used by Cape Savings, which planning shall include, but not be limited to, discussion of the possible termination by Boardwalk Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Boardwalk Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Boardwalk Bank shall not be obligated to take any such action prior to the Effective Time and, unless Boardwalk Bank otherwise agrees, no conversion shall take place prior to the Effective Time.

7.2.3. Cape Savings will advise Boardwalk Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Cape Savings or any of the Cape Savings Subsidiaries.

7.2.4. With reasonable promptness, Cape Savings will furnish to Boardwalk Bancorp such additional financial data as Boardwalk Bancorp may reasonably request, including without limitation, monthly financial statements and loan reports.

7.3.	Regulatory Applications.

Cape Savings will furnish to Boardwalk Bancorp copies of all documents, statements and reports as it or Cape Bancorp file with the NJDOBI, the FDIC, the OTS or any other regulatory authority with respect to the Merger and the Conversion.

7.4.	Disclosure Supplements.

From time to time prior to the Effective Time, Cape Bancorp and Cape Savings will promptly supplement or amend the CAPE BANCORP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CAPE BANCORP DISCLOSURE SCHEDULE or which is necessary to correct any information in such CAPE BANCORP DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such CAPE BANCORP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.	Consents and Approvals of Third Parties.

Cape Savings shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Depositors, necessary or desirable for the consummation of the transactions contemplated by this Agreement, including the Conversion.

7.6.	All Reasonable Efforts.

Subject to the terms and conditions herein provided, the Cape Bancorp and Cape Savings agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Conversion.

7.7.	Failure to Fulfill Conditions.

In the event that Cape Bancorp or Cape Savings determines that a condition to its obligation to complete the Merger or Conversion cannot be fulfilled and that it will not waive that condition, it will promptly notify Boardwalk Bancorp.

7.8.	Employee Benefits.

7.8.1. Cape Savings will review all Boardwalk Bancorp Compensation and Benefit Plans and may, after the Effective Date, in its sole discretion, terminate or continue such plans, provided, however, that any termination of a Boardwalk Bancorp Compensation and Benefit Plan that is subject to Code Section 409A shall comply with the requirements of that Code Section. Except as set forth below, all Boardwalk Bancorp Employees who become participants in a Cape Savings Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Boardwalk Bancorp or a Boardwalk Bancorp Subsidiary or any predecessor thereto prior to the Effective Time. Continuing Employees (as defined below) shall be considered new employees for purposes of eligibility and vesting in the defined benefit pension plan and the tax-qualified Cape Savings employee stock ownership plan (“ESOP”) to be formed in connection with the Conversion.

7.8.2. Except as set forth in this Section 7.8, Cape Bancorp and/or Cape Savings shall assume and honor in accordance with their terms and in accordance with CAPE BANCORP DISCLOSURE SCHEDULE 7.8.2, all employment, severance and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement which are between Boardwalk Bancorp or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in BOARDWALK BANCORP DISCLOSURE SCHEDULE 4.12.1. Concurrently with the execution and delivery of this Agreement each executive of Boardwalk Bank that is a party to an employment agreement or change in control agreement shall execute and deliver to Cape Savings an agreement (“Settlement Agreement”) setting forth the manner in which his or her rights under said employment agreement or change in control agreement will be settled by Boardwalk Bank or Cape Savings or assumed and honored by Cape Savings, as applicable. Except as expressly provided otherwise in this Agreement or in CAPE BANCORP DISCLOSURE SCHEDULE 7.8.2, Boardwalk Bancorp shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

7.8.3. In the event of any termination or consolidation of any Boardwalk Bank health, disability or life insurance plan with any Cape Savings health, disability or life insurance plan, Cape Savings shall make available to employees of Boardwalk Bank who continue employment with Cape Savings (“Continuing Employees”) and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to Cape Savings employees. Unless a Continuing Employee affirmatively terminates coverage under a Boardwalk Bank health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Cape Savings health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Boardwalk Bank health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of Cape Savings and their dependents. A Continuing Employee’s prior service with Boardwalk Bank or any Boardwalk Bancorp Subsidiary shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Continuing Employees who become covered under a Cape Savings health plan shall be required to satisfy the deductible limitations of the Cape Savings health plan for the plan year in which coverage commences, without offset for deductibles satisfied under the Boardwalk Bank health plan, except to the extent, Boardwalk Bank and/or the Continuing Employee shall provide substantiation in a form satisfactory to Cape Savings, of the dollar amount of such deductibles that have been satisfied for such Continuing Employees. In the event of any termination of any Boardwalk Bank health plan, or consolidation of any Boardwalk Bank health plan with any health plan of Cape Savings and/or any Cape Bancorp Subsidiary, the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) will govern any coverage limitations due to pre-existing conditions.

7.8.4. Immediately prior to the Effective Time, Boardwalk Bancorp shall take such action as may be necessary to terminate the Boardwalk Bancorp Stock Benefit Plans as of the Effective Time. Outstanding Boardwalk Bancorp Stock Options under a Boardwalk Bancorp Stock Option Plan shall be cancelled in exchange for the cash payment set forth in Section 3.5 hereof.

7.8.5. Cape Savings will not adopt the Boardwalk Bank Director Deferred Compensation Plan. Accordingly, the Boardwalk Bank Director Deferred Compensation Plan shall be terminated in accordance with Section 10.10(b)(ii) of said plan as of the Effective Time, and the directors’ account balances accumulated thereunder shall be paid to said directors as of the Effective Time. Such amendments, if any, necessary to cause the plan to comply with Code Section 409A shall be made by Boardwalk Bank prior to December 31, 2007, provided, however, that no such amendments will be made that would cause the account balances to be paid out in any form other than a lump sum payment at the Effective Time, as contemplated herein.

7.8.6. Cape Savings agrees that each Boardwalk Bancorp or Boardwalk Bank employee who is involuntarily terminated by Cape Savings (other than for cause) within 12 months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement or severance agreement shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each full year of service at Boardwalk Bancorp or Boardwalk Bank, with a minimum payment equal to four weeks of base pay for Boardwalk Bancorp or Boardwalk Bank employees who have at least one full year of service as of their date of termination and a maximum of 16 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment.

7.8.7. Notwithstanding anything to the contrary herein, Cape Savings shall pay cash bonuses to certain employees of Boardwalk Bank in an amount no less than that amount set forth on CAPE DISCLOSURE SCHEDULE 7.8.8, in order to retain such employees in the employment of Cape Savings, through the conversion of Boardwalk Bank’s data processing systems to those of Cape Savings.

7.9.	Directors and Officers Indemnification and Insurance.

7.9.1. Cape Bancorp shall maintain, or shall cause Cape Savings to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries (provided, that Cape Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Cape Bancorp be required to expend in the aggregate pursuant to this Section 7.9.1 an amount greater than 250% of the annual cost currently expended by Boardwalk Bancorp (the “Insurance Amount”) with respect to such insurance, provided, that if such expenditure would exceed the Insurance Amount, Cape Bancorp shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. In connection with the foregoing, Boardwalk Bancorp agrees in order for Cape Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request. The provisions of this Section 7.9.1 shall be deemed to have been satisfied if prepaid policies have been obtained by Boardwalk Bancorp prior to the Effective Time, which policies provide the persons covered by Boardwalk Bancorp’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six years from the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided such prepaid policies shall not be obtained by Boardwalk Bancorp at an aggregate cost that is higher than the Insurance Amount. If such prepaid policies have been obtained by Boardwalk Bancorp prior to the Effective Time, Cape Bancorp shall maintain such policies in full force and effect and continue to honor Boardwalk Bancorp’s obligations thereunder.

7.9.2. In addition to Section 7.9.1, for a period of six years after the Effective Time, Cape Bancorp and Cape Savings shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Boardwalk Bancorp or a Boardwalk Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Cape Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Boardwalk Bancorp or a Boardwalk Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or federal law, and Boardwalk Bancorp’s Certificate of Incorporation and Bylaws. Cape Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify Cape Bancorp (but the failure so to notify Cape Bancorp shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices Cape Bancorp) and shall deliver to Cape Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Cape Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Cape Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Cape Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Cape Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Cape Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Cape Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (which counsel shall have experience in matters similar to those arising out of the Claim and shall be selected by the Indemnified Parties, provided that the Indemnified Parties shall provide notice to Cape Bancorp prior the selection of counsel), whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, and (3) Cape Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any determination that an Indemnified Party is not entitled to indemnification under this Section 7.9.2 in a particular circumstance because the applicable standard for indemnification set forth in this Section 7.9.2, requiring indemnification to the fullest extent permitted under applicable state or federal law, and Boardwalk Bancorp’s Certificate of Incorporation and Bylaws, has not been met, shall be made by a majority vote of a quorum consisting of the Directors of Cape Bancorp who are not involved in such proceeding.

7.9.3. In the event that either Cape Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cape Bancorp shall assume the obligations set forth in this Section 7.9.

7.9.4. The obligations of Cape Bancorp provided under this Section 7.9 are intended to be enforceable against Cape Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Cape Bancorp. Cape Bancorp shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.9 to the fullest extent permitted by applicable law.

7.10.	Stock Listing.

Cape Bancorp agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the Cape Bancorp Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Cape Bancorp Common Stock to be issued in the Merger.

7.11.	Maintenance of Insurance.

Cape Savings shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Cape Savings.

7.12.	Access to Properties and Records.

Subject to Section 12.2, Cape Savings shall permit Boardwalk Bancorp and Boardwalk Bank reasonable access upon reasonable notice to its properties and those of the Cape Savings Subsidiaries, and shall disclose and make available to Boardwalk Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Boardwalk Bancorp may have a reasonable interest in connection with the transactions contemplate by this Agreement; provided, however, that Cape Savings shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Cape Savings shall provide and shall request its auditors to provide Boardwalk Bancorp with such historical financial information regarding it (and related audit reports and consents) as Boardwalk Bancorp may reasonably request for securities disclosure purposes. Boardwalk Bancorp shall use commercially reasonable efforts to minimize any interference with Cape Savings’ regular business operations during any such access to Cape Saving’ property, books and records. Cape Savings’ and each Cape Savings Subsidiary shall permit Boardwalk Bancorp, at its expense, to cause a “Phase I environmental audit” and a “Phase II environmental audit” to be performed at any physical location owned or occupied by Cape Savings or any Cape Savings Subsidiary.

7.13.	Prohibition on Solicitation of Employees.

If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two (2) years from the date of termination, neither Cape Savings nor any Cape Savings Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary to leave his employment with Boardwalk Bancorp to pursue employment at Cape Savings or any Cape Savings Subsidiary.

7.14.	Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of Cape Bancorp shall be substantially in the forms attached to CAPE BANCORP DISCLOSURE SCHEDULE 2.3, except as otherwise permitted by Section 2.8 of this Agreement or as required by a Bank Regulator in connection with regulatory review of the Conversion.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.	Boardwalk Bancorp Stockholders Meeting.

Boardwalk Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Boardwalk Bancorp Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Boardwalk Bancorp’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the Boardwalk Bancorp stockholders. The Board of Directors of Boardwalk Bancorp may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10, and only if such Board of

Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, may constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with Cape Savings and Cape Bancorp with respect to each of the foregoing matters. The Boardwalk Bancorp Stockholders Meeting shall not be held until the Conversion Registration Statement has been declared effective by the SEC.

8.2.	Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering Cape Bancorp Common Stock to be offered to holders of Boardwalk Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Boardwalk Bancorp Stockholders Meeting, Cape Bancorp shall draft and prepare, and Boardwalk Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Boardwalk Bancorp to the Boardwalk Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Cape Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Cape Bancorp and Boardwalk Bancorp shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Boardwalk Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Cape Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Boardwalk Bancorp shall furnish all information concerning Boardwalk Bancorp and the holders of Boardwalk Bancorp Common Stock as may be reasonably requested in connection with any such action. Cape Bancorp shall use reasonable best efforts to keep the Merger Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby.

8.2.2. Boardwalk Bancorp shall provide Cape Bancorp with any information concerning itself that Cape Savings may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Cape Savings shall notify Boardwalk Bancorp promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Boardwalk Bancorp promptly copies of all correspondence between Cape Bancorp, Cape Savings or any of their representatives and the SEC. The information to be provided by Boardwalk Bancorp, Cape Bancorp and Cape Savings for inclusion in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Boardwalk Bancorp, Cape Bancorp and Cape Savings for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects. Cape Bancorp and Cape Savings shall give Boardwalk Bancorp and its counsel the opportunity to review, comment on and approve the Proxy Statement-

Prospectus prior to its being filed with the SEC and shall give Boardwalk Bancorp and its counsel the opportunity to review, comment on and approve all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, provided that the requirement to provide the opportunity to review, comment on and approve pursuant to this Section 8.2.2 shall be limited to information with respect to Boardwalk Bancorp, Boardwalk Bank, the Merger and this Merger Agreement. Each of Cape Savings, Cape Bancorp and Boardwalk Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Boardwalk Bancorp Common Stock entitled to vote at the Boardwalk Bancorp Stockholders Meeting referred to in Section 8.1 at the earliest practicable time.

8.2.3. Each party hereto shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and Cape Bancorp shall file an amended Merger Registration Statement with the SEC, and Boardwalk Bancorp shall mail an amended Proxy Statement-Prospectus to Boardwalk Bancorp’s stockholders.

8.3.	The Conversion.

Commencing promptly after the date of this Agreement, Cape Bancorp and Cape Savings will take all reasonable steps necessary to effect the Conversion. In addition, without limiting the generality of the foregoing, Cape Savings shall cause the following to be done:

8.3.1. Cape Savings will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold a meeting of Depositors (the “Depositors Meeting”) for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of Cape Savings, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Cape Savings as advised by counsel, recommend to Depositors the approval of the aforementioned matters to be submitted by it to Depositors, and (iii) cooperate and consult with Boardwalk Bancorp with respect to each of the foregoing matters.

8.3.2. Cape Savings and Cape Bancorp will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the Conversion. Cape Bancorp and Cape Savings shall give Boardwalk Bancorp and its counsel the opportunity to review and comment on all such applications prior to their being filed with the OTS or any Bank Regulator and shall give Boardwalk Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to such applications and all responses to regulatory comments and requests for additional information prior to their being filed with, or sent to, the OTS or any Bank Regulator, provided that the requirement to provide the opportunity to review and comment pursuant to this Section 8.3.2 shall be limited to information with respect to Boardwalk Bancorp, Boardwalk Bank, the Merger and this Merger Agreement. Cape Savings shall notify Boardwalk Bancorp promptly of the receipt of any comments of the OTS or any Bank Regulator with respect to such applications and of any requests by the OTS or any Bank Regulator for any amendment or supplement thereto or for additional information and shall provide to Boardwalk Bancorp promptly copies of all correspondence between Cape Bancorp, Cape Savings or any of their representatives and the OTS or any Bank Regulator.

8.3.3. Cape Savings and Cape Bancorp shall prepare as promptly as practicable, and Boardwalk Bancorp shall cooperate in the preparation of, the Conversion Prospectus. Such Conversion Prospectus shall be incorporated into the Conversion Registration Statement. Cape Bancorp shall file the Conversion Registration Statement with the SEC. Cape Bancorp shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

8.3.4. Boardwalk Bancorp shall provide Cape Savings and Cape Bancorp with any information concerning it that Cape Savings or Cape Bancorp may reasonably request in connection with the Conversion Prospectus, and Cape Savings shall notify Boardwalk Bancorp promptly of the receipt of any comments of the SEC, the OTS and any other Bank Regulator with respect to the Conversion Prospectus and of any requests by the SEC, the OTS or any other Bank Regulator for any amendment or supplement thereto or for additional information, and shall provide to Boardwalk Bancorp promptly copies of all correspondence between Cape Bancorp or any representative of Cape Bancorp and the SEC, the OTS or any other Bank Regulator. Cape Bancorp shall give Boardwalk Bancorp and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the OTS and any Bank Regulator and shall give Boardwalk Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to regulatory comments and requests for additional information prior to their being filed with, or sent to, the SEC, the OTS and any Bank Regulator, provided that the requirement to provide the opportunity to review and comment pursuant to this Section 8.3.4 shall be limited to information with respect to Boardwalk Bancorp, Boardwalk Bank, the Merger and this Merger Agreement. . Each of Cape Savings, Cape Bancorp and Boardwalk Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, the OTS and any Bank Regulator and to cause the Conversion Prospectus and all required amendments and supplements thereto to be mailed to Depositors at the earliest practicable time.

8.3.5. Each party hereto shall promptly notify the other party if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Boardwalk Bancorp shall cooperate with Cape Savings and Cape Bancorp in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and Cape Bancorp shall file an amended Conversion Registration Statement with the SEC. Boardwalk Bancorp shall provide to Cape Bancorp, Cape Savings and the placement agent for the sale of Cape Bancorp Common Stock in the Conversion Offering a “comfort” letter from the independent certified public accountants for Boardwalk Bancorp, dated as of the date of the Conversion Prospectus and updated as of the date of consummation of the Conversion, with respect to certain financial information regarding Boardwalk Bancorp, each in form and substance which is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the placement agent for the Conversion such opinions as Cape Savings and Cape Bancorp may reasonably request.

8.3.6. The aggregate price for which the shares of Cape Bancorp Common Stock are sold to purchasers in the Conversion Offering shall be based on the Independent Valuation. The Independent Valuation shall be expressed as a range, the maximum and minimum of which shall vary 15% above and below the midpoint of such range, and the maximum of such range may be increased by an additional 15%.

8.3.7. If any shares of Cape Bancorp Common Stock that are offered for sale in the subscription offering that is conducted as part of the Conversion Offering remain unsold then, at Cape Savings’ discretion, such shares may be issued to Boardwalk Bancorp stockholders as part of the Merger Consideration if necessary to complete the Conversion.

8.4.	Regulatory Approvals.

Each of Boardwalk Bancorp, Boardwalk Bank, Cape Bancorp and Cape Savings will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of the SEC, the OTS, and any other Bank Regulator and third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Conversion. Boardwalk Bancorp and Cape Savings will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Boardwalk Bancorp, Cape Bancorp or Cape Savings to any governmental body in connection with the Conversion, the Merger, and the other transactions contemplated by this Agreement. Boardwalk Bancorp shall have the right to review and approve in advance all characterizations of the information relating to Boardwalk Bancorp and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Boardwalk Bancorp, Cape Savings and Cape Bancorp shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.5.	Affiliates.

Boardwalk Bancorp shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Boardwalk Bancorp to deliver to Cape Savings, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the stockholders meeting called by Boardwalk Bancorp to approve this Agreement, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Cape Bancorp Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder and Depositor Approval.

(A) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Boardwalk Bancorp.

(B) The Conversion and the Plan of Conversion shall have been approved by the requisite vote of Depositors of Cape Savings.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of Cape Savings, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or otherwise materially impair the value of Boardwalk Bancorp or Boardwalk Bank to Cape Savings or Cape Bancorp.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Cape Bancorp Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Stock Exchange Listing. The shares of Cape Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Effective Time, Cape Savings, Cape Bancorp and Boardwalk Bancorp shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to Cape Savings, Cape Bancorp and Boardwalk Bancorp dated as of the Effective Time, substantially to the effect that, for Federal income tax purposes:

(A) Provided the Merger qualifies as a statutory merger, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Boardwalk Bancorp and Cape Bancorp will each be “party to a reorganization” within the meaning of Section 368(b) of the Code;

(B) Neither the Conversion, nor the Bank Merger will adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

(C) No gain or loss will be recognized by Boardwalk Bancorp or Cape Bancorp as a result of the Merger, and no gain or loss will be recognized by Cape Bancorp, Cape Savings, Boardwalk Bancorp or Boardwalk Bank by reason of the Bank Merger;

(D) Boardwalk Bancorp stockholders who exchange Boardwalk Bancorp Common Stock in the Merger solely for Cape Bancorp Common Stock will not recognize any gain or loss for Federal income tax purposes as a result of such exchange;

(E) Boardwalk Bancorp stockholders who receive cash in lieu of fractonal shares of Cape Bancorp Common Stock in the Merger will be treated as though such fractional share interests were distributed as part of the Merger and then redeemed. The treatment of cash received by such stockholders will be determined under Code Section 302.

(F) Gain will be recognized by Boardwalk Bancorp stockholders who exchange Boardwalk Bancorp Common Stock for Cape Bancorp Common Stock and cash in the Merger but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend (determined with the application of Section 318(a)), then the amount of gain recognized that is not in excess of the stockholder’s ratable share of the distributed earnings and profits will be treated as a dividend. The determination whether the exchange has the effect of a distribution of a dividend will be made on a stockholder-by-stockholder basis in accordance with the principles set forth in Rev. Rul. 74-515, 1974-2 C.B. 118 and Rev. Rul. 75-83, 1975-1 C.B. 112. No loss will be recognized by the stockholders of Boardwalk Bancorp (Section 356(c) of the Code);

(G) The basis of the Cape Bancorp Common Stock to be received (including a fractional share interest deemed received and redeemed for tax purposes) by each Boardwalk Bancorp stockholder will be equal to such stockholder’s basis in the Boardwalk Bancorp Common Stock surrendered by such stockholder in exchange therefor, (a) decreased by the amount of cash received by such stockholder and (b) increased by any gain recognized by such Boardwalk Bancorp stockholder on the exchange (including the portion of the gain treated as a dividend, if any); and

(H) The holding period of the shares of Cape Bancorp Common Stock (including a fractional share interest deemed received and redeemed for tax purposes) to be received by a stockholder of Boardwalk Bancorp will include the period during which the stockholder held the shares of Boardwalk Bancorp Common Stock surrendered in exchange therefor, provided the Boardwalk Bancorp Common Stock surrendered is held as a capital asset at the Effective Time.

Each of Cape Saving, Cape Bancorp and Boardwalk Bancorp shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion, provided such facts, assumptions and representations are consistent with the facts existing at the Effective Time.

9.1.7. Conversion. Cape Bancorp shall have received and accepted orders to purchase, for at least the minimum number of shares of Cape Bancorp Common Stock offered for sale in the Conversion Offering, and the Conversion shall have been completed.

9.2.	Conditions to the Obligations of Cape Savings under this Agreement.

The obligations of Cape Savings and Cape Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing, any of which may be waived by Cape Savings:

9.2.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Cape Savings, each of the representations and warranties of Boardwalk Bancorp and Boardwalk Bank set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date, and Boardwalk Bancorp shall have delivered to Cape Savings a certificate of Boardwalk Bancorp to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Boardwalk Bancorp as of the Effective Time, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date. Notwithstanding the preceding sentence, no representation or warranty of Boardwalk Bancorp and Boardwalk Bank shall be deemed untrue and incorrect for purposes hereunder as a consequence of any fact, event or circumstance inconsistent with such representation and warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of Boardwalk Bancorp and Boardwalk Bank, has had or would result in a Material Adverse Effect on Boardwalk Bancorp or Boardwalk Bank, disregarding for these purposes, (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in the first sentence of Section 4.1.1, and all of Sections 4.1.2, 4.2.1, 4.3., 4.8.1, 4.9.1, 4.12.1 and 4.19, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

9.2.2. Agreements and Covenants. Boardwalk Bancorp, Boardwalk Bank and each Boardwalk Bancorp Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Cape Savings shall have received a certificate signed on behalf of Boardwalk Bancorp, without personal liability, by the Chief Executive Officer and Chief Financial Officer of Boardwalk Bancorp to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. Boardwalk Bancorp and the Boardwalk Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Boardwalk Bancorp, the failure to obtain which would have a Material Adverse Effect on Cape Savings and any Subsidiary of Cape Savings.

9.2.4. Accountants’ Letter. Cape Savings shall have received a “comfort” letter from the independent certified public accountants for Boardwalk Bancorp, dated (i) the effective date of the Merger Registration Statement and (ii) the Pre-Closing Date, with respect to certain financial information regarding Boardwalk Bancorp, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

9.2.5. No Material Adverse Effect. Since December 31, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Boardwalk Bancorp or Boardwalk Bank.

Boardwalk Bancorp will furnish Cape Savings with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Cape Savings may reasonably request.

9.3.	Conditions to the Obligations of Boardwalk Bancorp under this Agreement.

The obligations of Boardwalk Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing, any of which may be waived by Boardwalk Bancorp:

9.3.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Boardwalk Bancorp, each of the representations and warranties of Cape Bancorp and Cape Savings set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Time, and Cape Savings shall have delivered to Boardwalk Bancorp a certificate of Cape Savings to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Cape Savings as of the Effective Time, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date. Notwithstanding the preceding sentence, no representation or warranty of Cape Bancorp and Cape Savings shall be deemed untrue and incorrect for purposes hereunder as a consequence of any fact, event or circumstance inconsistent with such representation and warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of Cape Bancorp and Cape Savings, has had or would result in a Material Adverse Effect on Cape Bancorp or Cape Savings, disregarding for these purposes, (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in the first sentence of Section 5.1.1, and all of Sections 5.1.2, 5.2, 5.3., 5.8.1 and 5.18, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

9.3.2. Agreements and Covenants. As of the Pre-Closing Date, Cape Bancorp and Cape Savings shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Boardwalk Bancorp shall have received a certificate signed on behalf of Cape Savings, without personal liability, by the Chief Executive Officer and Chief Financial Officer of Cape Savings to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. Cape Bancorp and Cape Savings shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Cape Savings and Cape Bancorp, the failure to obtain which would have a Material Adverse Effect on Cape Savings and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. Cape Bancorp or Cape Savings shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing and the Exchange Agent shall provide Boardwalk Bancorp with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect. Since December 31, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cape Bancorp or Cape Savings.

Cape Savings and Cape Bancorp will furnish Boardwalk Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Boardwalk Bancorp may reasonably request.

ARTICLE X

THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 4:15 p.m. no later than the fifth (5th) business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Cape Savings and Boardwalk Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 4:15 p.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Cape Savings, Cape Bancorp and Boardwalk Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX. At or prior to the Closing, Cape Savings or Cape Bancorp shall deliver the Merger Consideration as set forth under Section 9.3.4.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Pre-Closing Date, whether before or after approval of the Merger by the stockholders of Boardwalk Bancorp:

11.1.1. At any time by the mutual written agreement of Cape Savings and Boardwalk Bancorp;

11.1.2. By either Boardwalk Bancorp or Cape Savings (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by Cape Savings to Boardwalk Bancorp (or by Boardwalk Bancorp to Cape Savings) of such breach;

11.1.3. By either Boardwalk Bancorp or Cape Savings (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by Cape Savings to Boardwalk Bancorp (or by Boardwalk Bancorp to Cape Savings) of such failure;

11.1.4. At the election of either Cape Savings or Boardwalk Bancorp, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Cape Savings and Boardwalk Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5. By either Boardwalk Bancorp or Cape Savings if (i) the stockholders of Boardwalk Bancorp shall have voted at the Boardwalk Bancorp stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) the Depositors shall have voted at the Cape Savings Depositors Meeting on the Conversion and such vote shall not have been sufficient to approve the Conversion;

11.1.6. By either Boardwalk Bancorp or Cape Savings if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Conversion and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4;

11.1.8. By the Board of Directors of Cape Savings if Boardwalk Bancorp has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of Boardwalk Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation, or modifies or qualifies its recommendation in a manner adverse to Cape Savings; or

11.1.9. At any time prior to the Boardwalk Bancorp Stockholders Meeting, by the Board of Directors of Boardwalk Bancorp if Boardwalk Bancorp has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of Boardwalk Bancorp has made a determination to accept such Superior Proposal; provided that Boardwalk Bancorp shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of ten (10) business days following Cape Savings’ receipt of written notice advising Cape Savings that Boardwalk Bancorp has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Boardwalk Bancorp intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Boardwalk Bancorp shall provide a reasonable opportunity to Cape Savings during the ten-day period to make such adjustments in the terms and conditions of this Agreement as would enable Boardwalk Bancorp to proceed with the Merger on such adjusted terms.

11.1.10. By the Board of Directors of Boardwalk Bancorp if the Board of Directors of Cape Savings withdraws its recommendation to Depositors for approval of the Plan of Conversion, fails to make such recommendation, or modifies or qualifies its recommendation in a manner adverse to Boardwalk Bancorp.

It is the intention of the parties that following completion of the Pre-Closing, which completion will be acknowledged in writing by the parties at such time, neither party shall have the right to terminate this Agreement at any time thereafter. If, after the Pre-Closing Date, any party hereto shall attempt to terminate this Agreement or shall fail to take any action necessary to effect the consummation of the Merger (including, without limitation, Cape Savings’ obligation to satisfy the condition set forth in Section 9.3.4), the other party shall be entitled to injunctive relief to enforce this Agreement, and the first party hereby agrees not to contest any judicial proceeding seeking the granting of such an injunction.

11.2.	Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.7, 12.10, 12.11 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of Cape Savings’ willingness, and in order to induce Cape Savings to enter into this Agreement, and to reimburse Cape Savings for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Boardwalk Bancorp and Boardwalk Bank hereby agree to pay Cape Savings or Cape Bancorp, and Cape Savings or Cape Bancorp shall be entitled to payment of a fee of $5,000,000 (the “Fee”), within three business days after written demand for payment is made by Cape Savings or Cape Bancorp, following the occurrence of any of the events set forth below:

(i) Boardwalk Bancorp terminates this Agreement pursuant to Section 11.1.9 or Cape Savings or Cape Bancorp terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by Boardwalk Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Boardwalk Bancorp within twelve (12) months after the occurrence of any of the following: (i) the termination of this Agreement by Cape Savings pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Boardwalk Bancorp or any Boardwalk Bancorp Subsidiary; or (ii) the failure of the stockholders of Boardwalk Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then neither Cape Savings nor Cape Bancorp will have any other rights or claims against Boardwalk Bancorp or Boardwalk Bank, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Cape Savings and Cape Bancorp against Boardwalk Bancorp and Boardwalk Bank, their Subsidiaries and their respective officers and directors.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Boardwalk Bancorp), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Boardwalk Bancorp, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Boardwalk Bancorp’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.	Expenses.

Except as otherwise provided in Section 11.2 and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Cape Bancorp, the registration fee to be paid to the SEC in connection with the Merger Registration Statement.

12.2.	Confidentiality.

Except as specifically set forth herein, Cape Savings and Boardwalk Bancorp mutually agree to be bound by the terms of the reciprocal confidentiality agreement dated May 10, 2007, previously executed by the parties hereto (the “Confidentiality Agreement”) that relate to the confidentiality of information. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

12.3.	Public Announcements.

Boardwalk Bancorp and Cape Savings shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Boardwalk Bancorp nor Cape Savings shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.4.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, other than those covenants set forth in Sections 2.5, 7.8, 7.9, 12.1, and 12.2 which shall survive or be performed after the Effective Time.

12.5.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Boardwalk Bancorp or Boardwalk Bank, to:	Michael D. Devlin Chairman of the Board, President and Chief Executive Officer Boardwalk Bancorp, Inc. P.O. Box 279 201 Shore Road Linwood, NJ 08221-0279 Fax: (609) 601-8554

With copies to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, PA 19603-0679 Fax: (610) 988-0815

If to Cape Bancorp or Cape Savings, to:	Herbert L. Hornsby, Jr. President and Chief Executive Officer Cape Savings Bank 225 North Main Street Cape May Court House, NJ 08210 Fax: (609) 465-8601

With copies to:	Eric Luse, Esq. Ned Quint, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.6.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.9) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.7.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter. None of the parties to this Agreement has entered into this Agreement in reliance on any representation by any other party or any other person, except as expressly set forth in this Agreement.

12.8.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.9.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.10.	Governing Law.

This Agreement shall be governed by the laws of New Jersey, without giving effect to its principles of conflicts of laws.

12.11.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.12.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Cape Bancorp, Cape Savings, Boardwalk Bancorp and Boardwalk Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CAPE BANCORP, INC. (IN
FORMATION)

By:	\s\ Herbert L. Hornsby, Jr.
	Name:	Herbert L. Hornsby, Jr.
	Title:	President and Chief Executive Officer

CAPE SAVINGS BANK

By:	\s\ Herbert L. Hornsby, Jr.
	Name:	Herbert L. Hornsby, Jr.
	Title:	President and Chief Executive Officer

BOARDWALK BANCORP, INC.

By:	\s\ Michael D. Devlin
	Name:	Michael D. Devlin
	Title:	Chairman of the Board, President and Chief Executive Officer

BOARDWALK BANK

By:	\s\ Michael D. Devlin
	Name:	Michael D. Devlin
	Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

July 26, 2007

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

Ladies and Gentlemen:

The undersigned is a director of Boardwalk Bancorp, Inc. (“Boardwalk Bancorp”) and is the beneficial holder of shares of common stock of Boardwalk Bancorp (“Boardwalk Bancorp Common Stock”).

Boardwalk Bancorp, Cape Bancorp, Inc. (“Cape Bancorp”) and Cape Savings Bank (“Cape Savings”) are considering the execution of an Agreement and Plan of Reorganization (“Agreement”) contemplating the merger of Boardwalk Bancorp with and into Cape Bancorp, with Cape Bancorp as the surviving corporation of the merger (the “Merger”), such execution being subject in the case of Cape Savings to the execution and delivery of this letter agreement (“letter agreement”). In consideration of the substantial expenses that Cape Savings will incur in connection with the transactions contemplated by the Agreement and in order to induce Cape Savings to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of Boardwalk Bancorp and not in his capacity as a director of Boardwalk Bancorp, as follows:

1. The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Boardwalk Bancorp Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, at the meeting of Boardwalk Bancorp’s stockholders to be called and held following the date hereof, to consider the Agreement and the Merger.

2. The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of Boardwalk Bancorp on or prior to the date of the meeting of Boardwalk Bancorp stockholders to vote on the Merger Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Cape Savings shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of Boardwalk Bancorp and shall not in any way limit or affect actions the undersigned may take in his capacity as a director of Boardwalk Bancorp.

5. This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Accepted and agreed to as of

the date first above written:

CAPE SAVINGS BANK

By:
Title:

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EXHIBIT B

AFFILIATES AGREEMENT

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

Ladies and Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Boardwalk Bancorp, Inc., a New Jersey corporation (“Boardwalk Bancorp”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Cape Bancorp, Inc. (“Cape Bancorp”) and Boardwalk Bancorp have entered into an Agreement and Plan of Reorganization, dated as of July 26, 2007 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Cape Bancorp or any successor thereto (“Cape Bancorp Common Stock”) in exchange for my shares of common stock, par value $5.00 per share, of Boardwalk Bancorp (“Boardwalk Bancorp Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, Cape Bancorp as follows:

1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the Cape Bancorp Common Stock, to the extent I felt necessary, with my counsel or counsel for Boardwalk Bancorp.

2. I have been advised that any issuance of shares of the Cape Bancorp Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of Boardwalk Bancorp at the time the Merger will be submitted for a vote of the stockholders of Boardwalk Bancorp and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Cape Bancorp, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

3. I understand and agree that stop transfer instructions will be given to the transfer agent of Cape Bancorp with respect to the shares of Cape Bancorp Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefore, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and Cape Bancorp, a copy of which agreement is on file at the principal offices of Cape Bancorp. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by Cape Bancorp of a written request.

4. Unless a transfer of my shares of the Cape Bancorp Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Cape Bancorp reserves the right to put an appropriate legend on the certificate issued to my transferee.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Cape Bancorp of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Cape Bancorp, or other evidence reasonably satisfactory to Cape Bancorp, to the effect that a transfer of my shares of the Cape Bancorp Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the Cape Bancorp Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Cape Bancorp is then in compliance with SEC Rule 144(c), or if Cape Bancorp shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Cape Bancorp, or other evidence satisfactory to Cape Bancorp that a transfer of my shares of the Cape Bancorp Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

6. I further recognize that in the event I become a director or officer of Cape Bancorp upon consummation of the Merger, any sale of Cape Bancorp stock by me may be subject to further restrictions on transferability and additional liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

B-2

7. Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Boardwalk Bancorp as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

*   *   *   *   *

This Letter Agreement shall be binding on my heirs, legal representative and successors.

Very truly yours,

Signature

Name (Please Print)

Accepted as of the date first above written

CAPE BANCORP, INC.

By:
Name:
Title:

B-3

PLAN OF BANK MERGER

THIS PLAN OF BANK MERGER (“Plan of Merger”) is dated as of _________, 2007, by and between Cape Savings Bank (“Cape Bank”), a New Jersey savings bank, and Boardwalk Bank (“Boardwalk”), a New Jersey commercial bank.

(A)	RECITALS

WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of July 26, 2007 (the “Merger Agreement”), by and among Cape Bancorp, Inc. (“Cape Bancorp”), Cape Bank and Boardwalk Bancorp, Inc. (“Boardwalk Bancorp”) and Boardwalk, Boardwalk Bancorp will merge with and into Cape Bancorp (the “Merger”); and

WHEREAS, the Merger Agreement provides that subsequent to consummation of the Merger, Boardwalk shall be merged with and into Cape Bank, with Cape Bank as the Surviving Bank;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Boardwalk and Cape Bank hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Boardwalk shall be merged with and into Cape Bank on even date herewith. The parties hereto do hereby agree and covenant as follows:

ARTICLE XIII ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Bank Merger” shall refer to the merger of Boardwalk with and into Cape Bank as provided in Section 2.1 of this Plan of Merger.

1.2 “Department” shall mean the Department of Banking and Insurance of the State of New Jersey.

1.3 “Effective Time” shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

1.4 “Merging Banks” shall collectively refer to Boardwalk and Cape Bank.

1.5 “Surviving Bank” shall refer to Cape Bank as the surviving bank of the Bank Merger.

ARTICLE II

TERMS OF THE BANK MERGER

2.1 The Bank Merger.

(a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Boardwalk shall be merged with and into Cape Bank pursuant to the New Jersey Banking Act of 1948, as amended. Cape Bank shall be the Surviving Bank of the Bank Merger, and shall continue to be governed by the New Jersey Banking Act of 1948, as amended.

(b) As a result of the Bank Merger, (i) each share of common stock, par value $5.00 per share, of Boardwalk issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $____ per share, of Cape Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

(c) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Boardwalk shall be operated by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.

2.2 Effective Time. The Bank Merger shall become effective as of the date the certificate of merger prepared pursuant to N.J.S.A. 17:9A-137 is filed with the Department.

2.3 Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “Cape Bank.” The principal office of Cape Bank shall continue to be 225 North Main Street, Cape May Court House, New Jersey 08210 after the Effective Time. The branch offices of Boardwalk and Cape Bank will be operated as branch offices of the Surviving Bank immediately following the Effective Time. Schedule 2.3 to this Plan of Merger contains a list of the principal offices and branch offices of both Boardwalk and Cape Bank.

2.4 Certificate of Incorporation. On and after the Effective Time, the Certificate of Incorporation of Cape Bank shall be the Certificate of Incorporation of the Surviving Bank until

C-2

amended in accordance with applicable law.

2.5 Bylaws. On and after the Effective Time, the Bylaws of Cape Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

2.6 Directors and Officers. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of Cape Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of Cape Bank immediately prior to the Effective Time. Schedule 2.6 to this Plan of Merger sets forth the names of the directors and officers of the Surviving Bank. The directors and officers of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

2.7 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Effective Time shall be ______ shares of common stock, par value $_____ per share, and immediately following the Effective Time, the Surviving Bank shall maintain a surplus of at least _______________ Dollars ($__________).

ARTICLE III

MISCELLANEOUS

3.1 Conditions Precedent. The respective obligations of each party under this Plan of Merger shall be subject to (i) the consummation of the Merger pursuant to the Merger Agreement and (ii) the approval of this Plan of Merger by the respective sole stockholder of Cape Bank and Boardwalk.

3.2 Termination. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article XI thereof.

3.3 Amendments. To the extent permitted by the New Jersey Banking Act of 1948, as amended, this Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.4 Successors. This Plan of Merger shall be binding on the successors of Boardwalk and Cape Bank.

[Signature page follows]

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IN WITNESS WHEREOF, Boardwalk and Cape Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

CAPE SAVINGS BANK
ATTEST:

By:
Herbert L. Hornsby, Jr.
Secretary		President and Chief Executive Officer

BOARDWALK BANK
ATTEST:

By:
Michael D. Devlin
Secretary		President and Chief Executive Officer

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